                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement     [ ]Confidential, for Use of the
                                           Commission Only (as permitted
    [X] Definitive proxy statement         by Rule 14a-6(e)(2))

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                       Wisconsin Power and Light Company
- -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)

                       Wisconsin Power and Light Company
- -------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

    (5) Total fee paid:

- --------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

- --------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

    (3) Filing party:

- --------------------------------------------------------------------------------

    (4) Date filed:

- --------------------------------------------------------------------------------

                                   WP&L Logo
  Wisconsin Power & Light Company, 222 West Washington Avenue, P. O. Box 192,
                             Madison, WI 53701-0192
                             Phone: (608) 252-3311

                                 July 30, 1996

TO THE OWNERS OF WISCONSIN POWER AND LIGHT COMPANY:

     We extend a cordial invitation to you to join us at the 1996 Annual Meeting of Shareowners of Wisconsin Power and Light Company (the "Company"). The meeting will be held at the Exhibition Hall at the Dane County Expo Center, 1881 Expo Mall, Madison, Wisconsin, on Thursday, September 5, 1996, 10:00 a.m., immediately preceding the Annual Meeting of Shareowners of WPL Holdings, Inc. To help with directions, a map showing the location of the meeting site is provided on the last page of this document. Parking will be available at no cost. If you plan to join us for the meeting, please indicate the names of the individuals who will be attending on the enclosed proxy card reservation form.

     The enclosed Notice of Annual Meeting and Proxy Statement sets forth the items to be considered at the meeting. A lunch will be served following the meeting.

     The Company is a subsidiary of WPL Holdings, Inc. ("WPLH") and the Company's preferred stock is the only class of its stock outstanding in the hands of the public. WPLH owns all of the Company's common stock. The Company and WPLH will be holding separate shareowner meetings. If you are a shareowner of both WPLH and the Company, you will receive two Notices of Annual Meeting and Proxy Statements, one for each company. Shareowners of both companies will also receive two proxy cards, one for each company. If you are a shareowner of both companies, you will have to return both proxy cards to vote all your shares.

     PLEASE NOTE THAT THE 1995 ANNUAL REPORT OF THE COMPANY APPEARS AS APPENDIX A TO THIS PROXY STATEMENT.

     It is important to your interests, and also is helpful to the directors of the Company, that all shareowners participate in the affairs of the Company, regardless of the number of shares owned. Whether or not you plan to attend the meeting, please sign and date the enclosed proxy card and return it in the postage paid envelope provided for that purpose. You may, of course, still vote your shares in person at the meeting even if you have previously returned your proxy.

     Your participation in person or by proxy is very important.

                                          Sincerely,

                                          LOGO
                                          ERROLL B. DAVIS, JR.
                                          President and Chief Executive Officer

                       WISCONSIN POWER AND LIGHT COMPANY

                         ANNUAL MEETING OF SHAREOWNERS

            DATE:        Thursday, September 5, 1996

            TIME:        10:00 a.m.

            LOCATION: EXHIBITION HALL AT THE
                           DANE COUNTY EXPO CENTER
                           MADISON, WISCONSIN
                           (See map printed on last
                             page of this document.)

                         SHAREOWNER INFORMATION NUMBERS

LOCAL CALLS (MADISON AREA) ............................................ 252-3110

TOLL FREE NUMBER ................................................ 1-800-356-5343

                                   WP&L Logo
  Wisconsin Power & Light Company, 222 West Washington Avenue, P. O. Box 192,
                            Madison, WI, 53701-0192
                             Phone: (608) 252-3311

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

                    10:00 A.M., THURSDAY, SEPTEMBER 5, 1996

     The Annual Meeting of Shareowners of Wisconsin Power and Light Company (the "Company") will be held at the Exhibition Hall at the Dane County Expo Center, 1881 Expo Mall, Madison, Wisconsin, on Thursday, September 5, 1996, at 10:00 a.m., local time, for the following purposes:

     (1) To elect a total of three directors for terms expiring at the 1999 Annual Meeting of Shareowners.

     (2) To appoint Arthur Andersen LLP as independent auditors for the calendar year 1996.

     (3) To consider and act upon any other business that may properly come before the meeting.

     The Board of Directors of the Company presently knows of no other business to come before the meeting.

     Only the sole common shareowner, WPL Holdings, Inc., and preferred shareowners of record on the books of the Company at the close of business on July 10, 1996, are entitled to vote at the meeting. All such shareowners are requested to be present at the meeting in person or by proxy.

     PLEASE SIGN AND RETURN YOUR PROXY IMMEDIATELY. YOUR PROXY COVERS ALL OF YOUR SHARES OF THE VARIOUS SERIES OF PREFERRED STOCK OF THE COMPANY. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AT THE REGISTRATION DESK AND VOTE IN PERSON. ALL SHAREOWNERS ARE URGED TO RETURN THEIR PROXY PROMPTLY.

     THE 1995 ANNUAL REPORT OF THE COMPANY APPEARS AS APPENDIX A TO THIS PROXY STATEMENT. THE PROXY STATEMENT AND ANNUAL REPORT HAVE BEEN COMBINED INTO A SINGLE DOCUMENT TO IMPROVE THE EFFECTIVENESS OF OUR FINANCIAL COMMUNICATION AND TO REDUCE COST, ALTHOUGH THE ANNUAL REPORT DOES NOT CONSTITUTE A PART OF THE PROXY STATEMENT.

     For information purposes only, you should have already received under separate cover a copy of the WPL Holdings, Inc. 1995 Annual Report to shareowners. That document was sent to you in order that shareowners of the Company may be kept up-to-date on activities of WPL Holdings, Inc. However, the WPL Holdings, Inc. Annual Report is not intended to be used in conjunction with the solicitation of proxies with respect to the Company.

                                          By Order of the Board of Directors,

                                          LOGO
                                          EDWARD M. GLEASON
                                          Corporate Secretary

July 30, 1996

                                   WP&L Logo
  Wisconsin Power & Light Company, 222 West Washington Avenue, P. O. Box 192,
                             Madison, WI 53701-0192
                             Phone: (608) 252-3311

                        PROXY STATEMENT RELATING TO THE
                       1996 ANNUAL MEETING OF SHAREOWNERS

     This proxy statement is being furnished to holders of preferred stock of Wisconsin Power and Light Company (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1996 Annual Meeting of Shareowners (the "Meeting"). The Meeting will be held at the Exhibition Hall of the Dane County Expo Center, 1881 Expo Mall, Madison, Wisconsin, on September 5, 1996 at 10:00 a.m. The purpose of the Meeting is to consider and vote upon 1) a proposal to elect three directors for terms expiring at the 1999 Annual Meeting of Shareowners; 2) a proposal to appoint Arthur Andersen LLP as independent auditors for the Company for the calendar year 1996; and 3) such other matters, if any, that may properly come before the Meeting.

     The Board of Directors of the Company is not aware, as of the date of the mailing of this proxy statement, of any other matters that may properly come before the Meeting. If any such other matters properly come before the Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their best judgment on such matters.

     The enclosed proxy relating to the Meeting is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. Following the original solicitation of proxies by mail, beginning on or about July 30, 1996, certain of the officers and regular employees of the Company may solicit proxies by telephone, telecopy or in person, but without extra compensation. The Company will pay to banks, brokers, nominees, and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy material to their principals.

     The Company is a subsidiary of WPL Holdings, Inc. ("WPLH"), which owns all of the Company's outstanding common stock. On November 10, 1995, WPLH entered into an agreement to combine (the "Proposed Merger") with IES Industries, Inc. of Cedar Rapids, Iowa, and Interstate Power Company of Dubuque, Iowa, under a holding company that will be known as Interstate Energy Corporation, headquartered in Madison, Wisconsin. Since the Company is not a direct party to the Proposed Merger, shareowners of the Company will not be entitled to vote thereon. Additional information regarding the Proposed Merger is included in the Company's 1995 Annual Report attached hereto as Appendix A.

     Voting Rights. Only shareowners of the Company of record on its books at the close of business on July 10, 1996, are entitled to vote at the Meeting. Each such shareowner is entitled to vote on each matter submitted to a vote at the Meeting. WPLH, the sole holder of the Company's common stock, has one vote for each share it holds on the record date. Every holder of preferred stock has, for each share of preferred stock held by him or her on the record date, that number of votes (including any fractional vote) determined by dividing the stated value of such shares by 100. Shareowners may vote either in person or by duly authorized proxy. The giving of proxies by shareowners will not affect their right to vote their shares if they attend the meeting and desire to vote in person. Presence at the meeting of a shareowner who signed a proxy, however, does not itself revoke the proxy. A proxy may be revoked by the person giving it, at any time before it is voted, by advising the Secretary of the Company prior to such voting. A proxy may also be revoked by a shareowner who duly executes another proxy bearing a later date but prior to the voting. All shares represented by effective proxies on the enclosed form, received by the Company, will be voted at the Meeting or any adjourned session of the Meeting, all in accordance with the terms of such proxies.

     Outstanding Voting Securities. The outstanding voting securities of the Company on the record date stated above consisted of 13,236,601 shares of common stock (all of which are held by WPLH) and 1,049,225 shares of preferred stock (issued in various series).

     The Company will furnish without charge to each shareowner, who is entitled to vote at the Meeting and who makes a written request, a copy of the Company's Annual Report on Form 10-K (not including exhibits thereto), as filed pursuant to the Securities Exchange Act of 1934. Written requests for the Form 10-K should be mailed to the Corporate Secretary at the address stated above.

                                 PROPOSAL # 1:
                             ELECTION OF DIRECTORS

     Three directors are to be elected at the Meeting. Rockne G. Flowers, Katharine C. Lyall and Henry C. Prange are nominees of the Board of Directors to hold office for terms expiring at the 1999 Annual Meeting of Shareowners of the Company or until their successors have been duly elected and qualified.

     Directors will be elected by a plurality of the votes cast at the Meeting (assuming a quorum is present), with all shares of Company common stock and preferred stock voting together as one class. Consequently, any shares not voted at the Meeting, whether due to abstentions, broker nonvotes or otherwise, will have no impact on the election of directors. A vote shown as withheld on a returned proxy card will be treated as an abstention. WPLH, which owns all of the outstanding shares of the Company's common stock, intends to vote all of its shares "FOR" the Board's nominees, thereby assuring the election of such nominees. The proxies solicited may also be voted for a substitute nominee or nominees in the event that any of the nominees shall be unable to serve or for good reason will not serve, a contingency not now anticipated.

     Brief biographies of director nominees and continuing directors follow. These biographies include their age (as of December 31, 1995), an account of their business experience, and the names of corporations of which they are also directors, as well as other information relating to their activities. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present principal occupation for at least the past five years.

                                    Nominees

ROCKNE G. FLOWERS
LOGO                    Principal Occupation: President and Director of Nelson Industries,
                        Inc. (a muffler,
                        filter, industrial silencer, and active sound and vibration control technology and
                        manufacturing firm), Stoughton, Wisconsin.
                        Age: 64
                        Served as director from: 1979 to 1990 and since 1994
                        Annual Meeting at which nominated term of office will expire: 1999

Other Information: Mr. Flowers has served as a director of WPLH since 1981. He is also a director of RMT, Inc., a subsidiary of Heartland Development Corporation; Digisonix, Inc.; American Family Mutual Insurance Company; Janesville Sand and Gravel Company; M&I Madison Bank; Meriter Health Services, Inc.; Meriter Hospital; and the Wisconsin History Foundation. He is also a member of the University of Wisconsin-Madison School of Business Board of Visitors.

KATHARINE C. LYALL
LOGO                    Principal Occupation: President, University of Wisconsin System,
                        Madison,
                        Wisconsin.
                        Age: 54
                        Served as director since: 1986
                        Annual Meeting at which nominated term of office will expire: 1999

Other Information: Ms. Lyall has served as President of the University of Wisconsin System since 1992. Prior to becoming President, she served as Executive Vice President of the University of Wisconsin System. Ms. Lyall has been a director of WPLH from 1986 to 1990 and since 1994. She also serves on the Board of Directors of the Kemper National Insurance Companies and the Carnegie Foundation for the Advancement of Teaching. She is a member of a variety of professional and community organizations, including the American Economic Association; the Association of American Universities (currently serving on the Executive Committee); the Wisconsin Academy of Sciences, Arts and Letters; the American Red Cross (Dane County); Competitive Wisconsin, Inc.; and Forward Wisconsin. In addition to her administrative position, she is a professor of Economics at the University of Wisconsin-Madison.

HENRY C. PRANGE
LOGO                    Principal Occupation: Retired Chairman of the Board, H. C. Prange
                        Company
                        (retail stores), Green Bay, Wisconsin.
                        Age: 68
                        Served as director since: 1965
                        Annual Meeting at which nominated term of office will expire: 1999

Other Information: Mr. Prange has served as a director of WPLH since 1986.

     THE BOARD OF DIRECTORS RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREOWNER TO VOTE "FOR" ALL NOMINEES. SHARES OF STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" ALL NOMINEES.

                              Continuing Directors

L. DAVID CARLEY
LOGO                    Principal Occupation: Consultant to institutions and associations in higher
                        education and health delivery; financial advisor to small businesses.
                        Age: 67
                        Served as director from: 1975 to 1977 and since 1983
                        Annual Meeting at which current term of office will expire: 1998

Other Information: Mr. Carley is a trustee of the Kennedy Presidential Library, and is the Chairman of Board of Alliance Therapies Inc., a health rehabilitation firm. Mr. Carley has served as a director of WPLH from 1986 to 1990 and since 1994.

ERROLL B. DAVIS,
  JR.
LOGO                    Principal Occupation: President and Chief Executive Officer of the
                        Company;
                        President and Chief Executive Officer of WPLH; Chairman of the Board
                        of
                        Heartland Development Corporation.
                        Age: 51
                        Served as director since: 1984
                        Annual Meeting at which current term of office will expire: 1997

Other Information: Mr. Davis was elected President of the Company in July 1987, and was elected to his current position with the Company in August 1988. Mr. Davis joined the Company in August 1978. Mr. Davis was elected President of WPLH in January 1990, and was elected President and Chief Executive Officer of WPLH effective July 1, 1990, and has served as a director of WPLH since 1982. Mr. Davis was elected Chairman of the Board of Heartland Development Corporation, a subsidiary of WPLH, effective July 1, 1990. He is a director of the Edison Electric Institute, the Association of Edison Illuminating Companies, Amoco Oil Company, Competitive Wisconsin, Inc., Electric Power Research Institute, PPG Industries, Inc., Sentry Insurance Company (a mutual company), and the Wisconsin Utilities Association. Mr. Davis is also a director and immediate past chair of the Wisconsin Association of Manufacturers and Commerce and a director and vice chair of Forward Wisconsin.

DONALD R. HALDEMAN
LOGO                    Principal Occupation: Executive Vice President and Chief Executive
                        Officer,
                        Rural Insurance Companies (a mutual group), Madison, Wisconsin.
                        Age: 59
                        Served as director since: 1985
                        Annual Meeting at which current term of office will expire: 1998

Other Information: Mr. Haldeman is a director of Competitive Wisconsin, Inc., and a member of the Board of Directors of the Natural Resources Foundation of Wisconsin, Inc. He has served as a director of WPLH from 1986 to 1990 and since 1994.

ARNOLD M. NEMIROW
LOGO                    Principal Occupation: President and Chief Executive Officer, Bowater,
                        Inc.
                        (a pulp and paper manufacturer), Greenville, South Carolina.
                        Age: 52
                        Served as director since: 1994
                        Annual Meeting at which current term of office will expire: 1998

Other Information: Mr. Nemirow served as President, Chief Executive Officer and Director of Wausau Paper Mills Company, a pulp and paper manufacturer, from 1990 until joining Bowater, Inc. in September 1994. Mr. Nemirow has served as a director of WPLH since 1991. He is a member of the New York Bar.

MILTON E. NESHEK
LOGO                    Principal Occupation: President, Chief Executive Officer and Director
                        of the law
                        firm of Godfrey, Neshek, Worth & Leibsle, S.C., Elkhorn, Wisconsin,
                        and
                        General Counsel, Assistant Secretary and Manager of New Market
                        Development, Kikkoman Foods, Inc. (a food products manufacturer),
                        Walworth, Wisconsin.
                        Age: 65
                        Served as director since: 1984
                        Annual Meeting at which current term of office will expire: 1997

Other Information: Mr. Neshek has served as a director of WPLH since 1986. Mr. Neshek is a director of Heartland Properties, Inc. (HPI), and Capital Square Financial Corporation, a subsidiary of Heartland Development Corporation. He is also a director of Kikkoman Foods, Inc.; Midwest U.S.-Japan Association; Regional Transportation Authority (for southeast Wisconsin); and Wisconsin-Chiba, Inc. Mr. Neshek was the Chairman of the Governor's Commission on University of Wisconsin System Compensation from 1991 through 1995 and is a former member of the University of Wisconsin Accountability Task Force. He is a fellow in the American College of Probate Counsel. Mr. Neshek is active in the Walworth County Bar Association, and the State Bar of Wisconsin and is a member of the Wisconsin Sesquicentennial Commission.

JUDITH D. PYLE
LOGO                    Principal Occupation: Vice Chair and Senior Vice President of
                        Corporate
                        Marketing of Rayovac Corporation (a battery and lighting products manufacturer), Madison, Wisconsin.
                        Age: 52
                        Served as a director since: 1994
                        Annual Meeting at which current term of office will expire: 1998

Other Information: Ms. Pyle has served as a director of WPLH since 1992. She is also a director of Rayovac Corporation, Firstar Corporation, and Oshkosh B'Gosh. She is also a member of the Board of Visitors at the University of Wisconsin School of Business and the School of Family Resources and Consumer Sciences. Further, Ms. Pyle is a member of the Board of Directors of the United Way Foundation, Greater Madison Chamber of Commerce, Madison Art Center, and Wisconsin Taxpayers Alliance, and is a trustee of the White House Endowment Fund.

CAROL T. TOUSSAINT
LOGO                    Principal Occupation: Consultant
                        Age: 66
                        Served as director since: 1976
                        Annual Meeting at which current term of office will expire: 1997

Other Information: Mrs. Toussaint has served as a director of WPLH from 1986 to 1990 and since 1994. She is a Senior Associate of Hayes Briscoe, a national fund development firm. She also works as an independent consultant to nonprofit organizations and operates a lecture program business. She is a member of the President's Advisory Council on the Arts of the Kennedy Center for the Performing Arts, and serves on the Board of Governors of the Madison Community Foundation and as Vice Chair of the Madison Rotary Foundation. Mrs. Toussaint also serves as a director of the Evjue Foundation, the Madison Civic Center Foundation and the Wisconsin History Foundation. At the University of Wisconsin-Madison, she serves as a director of the Research Park, the School of Business Dean's Advisory Board and the Foundation's Council on Women's Giving, and as a director of the Alumni Association and convener of its Cabinet 99 Women's Initiative.

                                 PROPOSAL # 2:
                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors of the Company recommends the reappointment of Arthur Andersen LLP, independent public accountants, as auditors to examine the financial statements of the Company for 1996. Arthur Andersen LLP served as auditors for the Company in 1995.

     A representative of Arthur Andersen LLP will be present at the Meeting and will be available to make a statement or to respond to questions, as appropriate.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE REAPPOINTMENT OF ARTHUR ANDERSEN LLP. SHARES OF STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" SUCH REAPPOINTMENT.

                      MEETINGS AND COMMITTEES OF THE BOARD

     During 1995, the Board of Directors had standing Audit, Compensation and Personnel, and Nominating Committees.

AUDIT COMMITTEE

     As of January 1, 1995, the committee consisted of L. Aspin, L. D. Carley,
R. G. Flowers, D. R. Haldeman, H. F. Scheig, and K. C. Lyall (Chair). Mr. Scheig retired as a director effective May 17, 1995. Mr. Aspin passed away on May 21, 1995. The committee held two meetings in 1995. The committee recommends to the shareowners the independent auditors to be elected; reviews the reports and comments of the independent auditors; reviews the activities and reports of the Company's internal audit staff; and, in response to the reports and comments of both the independent auditors and internal auditors, recommends to the Board any action which the Audit Committee considers appropriate.

COMPENSATION AND PERSONNEL COMMITTEE

     As of January 1, 1995, the committee consisted of A. M. Nemirow, M. E. Neshek (Chair), H. C. Prange, J. D. Pyle, and C. T. Toussaint. On May 17, 1995, Mr. Nemirow became Chair of the committee. The committee held six meetings in 1995. The committee sets executive compensation policy; reviews the performance of and approves salaries for officers and certain other management personnel; reviews and recommends to the Board new or changed employee benefit plans; reviews major provisions of negotiated employment contracts, if any; and reviews human resource development programs.

NOMINATING COMMITTEE

     As of January 1, 1995, the committee consisted of L. Aspin, R. G. Flowers,
K. C. Lyall, A. M. Nemirow (Chair), H. C. Prange, and J. D. Pyle. As of May 17, 1995, Mr. L. D. Carley was added to the committee and was elected as Chair. Mr. Aspin passed away on May 21, 1995. The committee held two meetings in 1995. The committee's responsibilities include making recommendations to the Board of Directors for nominees for election to the Board. In making recommendations of nominees for election to the Board, the committee will consider nominees recommended by shareowners. Any shareowner wishing to make a recommendation should write the Chief Executive Officer of the Company, who will forward all recommendations to the committee.

     The Board of Directors held nine meetings during 1995. No director attended less than 76% of the aggregate number of meetings of the Board and Board Committees on which he or she served.

COMPENSATION OF DIRECTORS

     No fees are paid to directors who are officers of the Company and/or its parent or any of its subsidiaries (presently Mr. Davis). Nonmanagement directors, each of whom serves on the Board of Directors of the Company, WPLH, and Heartland Development Corporation, receive an annual retainer of $32,800 for service on all three boards. Travel expenses are paid for each meeting day attended. All nonmanagement directors also received a 25 percent matching contribution in WPLH common stock for limited optional cash purchases, up to $10,000, of WPLH common stock through the WPLH Dividend Reinvestment and Stock Purchase Plan. Matching contributions of $2,500 each for calendar year 1995 were made for the following directors: L. Aspin, L. D. Carley, R. G. Flowers, D. R. Haldeman, K. C. Lyall, A. M. Nemirow, M. E. Neshek, H. C. Prange, J. D. Pyle, H.
F. Scheig and C. T. Toussaint.

     Director's Charitable Award Program -- A Director's Charitable Award Program is maintained for the nonmanagement members of the Company's Board of Directors beginning after three years of service. The purpose of the Program is to recognize the interest of the Company and its directors in supporting worthy institutions, and enhance the Company's director benefit program so that the Company is able to continue to attract and retain directors of the highest caliber. Under the Program, when a director dies, a total of $500,000 will be donated by the Company and/or WPLH to one qualified charitable organization, or that amount will be divided among a maximum of four qualified charitable organizations, selected by the individual director. The individual director derives no financial benefit from the Program. All deductions for charitable contributions are taken by the Company and WPLH, and the donations are funded through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of the Company's cost of funds, will be recovered through life insurance policies on the directors. The Program, over its life, will not result in any material cost to the Company.

     Director's Life Insurance Program -- The Company maintains a split-dollar Director's Life Insurance Program for nonemployee directors, beginning after three years of service, which provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Life Insurance Program is structured to pay a portion of the total death benefit to the Company to reimburse the Company for all costs of the program, including a return on its funds. The Life Insurance Program, over its life, will not result in any material cost to the Company.

                         OWNERSHIP OF VOTING SECURITIES

     The Company has two classes of voting securities outstanding, common stock and preferred stock. WPLH owns 100 percent of the outstanding common stock of the Company. As of June 1, 1996, no shareowner beneficially owned more than five percent of any series of the Company's preferred stock. Listed in the following table are the shares of WPLH common stock owned as of June 1, 1996, by the executive officers listed in the Summary Compensation Table and all of the directors of the Company, as well as the shares owned by directors and officers as a group. No one in this group owns shares of the Company's preferred stock.

                                                                         SHARES
                                                                      BENEFICIALLY          PERCENT
                          BENEFICIAL OWNER                              OWNED(1)            OF CLASS
- --------------------------------------------------------------------  ------------          --------
Executives(2)
  A.J. (Nino) Amato.................................................         2,389(3)         *
  Daniel A. Doyle...................................................           345            *
  William D. Harvey.................................................         7,393(3)         *
  Eliot G. Protsch..................................................         8,344(3)         *
Director Nominees
  Rockne G. Flowers.................................................         7,863            *
  Katharine C. Lyall................................................         4,859            *
  Henry C. Prange...................................................         9,792(3)         *
Continuing Directors
  L. David Carley...................................................         3,623            *
  Erroll B. Davis, Jr...............................................        10,486(3)(4)      *
  Donald R. Haldeman................................................         3,510            *
  Arnold M. Nemirow.................................................         6,814            *
  Milton E. Neshek..................................................        10,656            *
  Judith D. Pyle....................................................         4,592            *
  Carol T. Toussaint................................................         8,947            *
All Executives and Directors as a Group
  27 people, including those listed above...........................       129,364            *

- ------------
 *  Less than one percent of the total outstanding shares of WPLH common stock.

(1) Total shares of WPLH common stock outstanding as of June 1, 1996 were 30,795,260.

(2) Stock ownership of Mr. Davis is shown with continuing directors.

(3) Included in the beneficially owned shares shown are the following indirect ownership interests with shared voting and investment powers: Mr.
    Harvey -- 1,558; Mr. Protsch -- 394; Mr. Davis -- 4,602; Mr. Prange -- 248;
    and Mr. Amato -- 880.

(4) Mr. Davis has been awarded 1.67 shares of restricted HDC common stock subject to a Restricted Stock Agreement with Heartland Development Corporation (a subsidiary of WPLH) and WPLH.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following Summary Compensation Table sets forth the total compensation paid by the Company for all services rendered during 1995, 1994, and 1993 to the Chief Executive Officer and the four other most highly compensated executive officers (the "named executive officers").

                           SUMMARY COMPENSATION TABLE
                                   (DOLLARS)

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                               ------------
                                                                                  AWARDS
                                                                               ------------
                                            ANNUAL COMPENSATION                 SECURITIES
                                --------------------------------------------    UNDERLYING
NAME AND PRINCIPAL                                           OTHER ANNUAL        OPTIONS/         ALL OTHER
  POSITION               YEAR   SALARY($)(1)   BONUS($)   COMPENSATION($)(2)   SARS (#)(3)    COMPENSATION($)(4)
- -----------------------  ----   ------------   --------   ------------------   ------------   ------------------
Erroll B. Davis, Jr....  1995      374,913     125,496          16,688            13,100            54,131
President and CEO        1994      374,913     128,232          13,163                 0            50,796
                         1993      374,190     115,796           8,979                 0            48,715
William D. Harvey......  1995      193,654      47,340           5,459             4,700            22,357
Senior Vice President
  --                     1994      193,654      56,080           5,203                 0            22,632
WP&L                     1993      168,962      42,104           4,152                 0            24,003
Eliot G. Protsch.......  1995      182,000      47,520           3,951             4,700            18,362
Senior Vice President
  --                     1994      178,600      56,080           3,694                 0            17,245
WP&L                     1993      144,748      42,104           2,934                 0            14,122
Anthony J. Amato.......  1995      148,964      40,046           4,887             3,650            17,156
Senior Vice President
  --                     1994      152,426      43,138           5,312                 0            16,970
WP&L                     1993      140,769      33,240           4,181                 0            17,842
Daniel A. Doyle........  1995      140,399      32,465           3,090             2,900            11,155
Vice President,          1994      117,212      35,583               0                 0             1,758
Finance(5)               1993      113,173      14,559               0                 0             7,282

- ------------
(1) Includes vacation days sold back to the Company.

(2) For all except Mr. Davis, amounts for 1995 consist of income tax gross-ups for reverse split-dollar life insurance. For Mr. Davis, amount for 1995 consists of income tax gross-ups for reverse split-dollar life insurance -- $12,630 and income tax gross-ups for financial counseling benefit -- $4,058.

(3) Awards made in 1995 were in combination with contingent dividend awards as described in the table entitled "Long-Term Incentive Awards in 1995".

(4) All Other Compensation for 1995 consists of: matching contributions to 401(k) plan, Mr. Davis -- $11,247, Mr. Harvey -- $5,892, Mr. Protsch --
    $5,460, Mr. Amato -- $4,469, and Mr. Doyle -- $3,330; financial counseling benefit, Mr. Davis -- $4,400; split dollar life insurance premiums, Mr. Davis -- $24,790, Mr. Harvey -- $10,546, Mr. Protsch -- $8,799, Mr. Amato --
    $6,562, and Mr. Doyle -- $3,953; reverse split dollar life insurance, Mr. Davis -- $13,694, Mr. Harvey -- $5,919, Mr. Protsch -- $4,103, Mr. Amato --
    $6,125 and Mr. Doyle -- $3,872. The split dollar and reverse split dollar insurance premiums are calculated using the "foregone interest" method.

(5) Mr. Doyle was appointed Vice President -- Power Production on April 8, 1996.

                           OPTION/SAR GRANTS IN 1995

     The following table sets forth certain information concerning stock options granted during 1995 to the named executives under the WPLH Long-Term Equity Incentive Plan:

                                                                                                   POTENTIAL
                                                   INDIVIDUAL GRANTS                            REALIZABLE VALUE
                            ---------------------------------------------------------------    AT ASSUMED ANNUAL
                              NUMBER OF       % OF TOTAL                                         RATES OF STOCK
                             SECURITIES      OPTIONS/SARS                                       APPRECIATION FOR
                             UNDERLYING       GRANTED TO                                         OPTION TERM(2)
                               OPTIONS       EMPLOYEES IN    EXERCISE OR BASE    EXPIRATION    ------------------
NAME                        GRANTED(#)(1)    FISCAL YEAR     PRICE ($/SHARE)        DATE        5%($)     10%($)
- -------------------------   -------------    ------------    ----------------    ----------    -------    -------
Erroll B. Davis, Jr. ....       13,100            31%              27.50           1/3/05      226,630    574,304
William D. Harvey........        4,700            11%              27.50           1/3/05       81,310    206,048
Eliot G. Protsch.........        4,700            11%              27.50           1/3/05       81,310    206,048
Anthony J. Amato.........        3,650             9%              27.50           1/3/05       63,145    160,016
Daniel A. Doyle..........        2,900             7%              27.50           1/3/05       50,170    127,136

- ------------
(1) Consists of non-qualified stock options to purchase shares of WPLH common stock granted pursuant to the WPLH Long-Term Equity Incentive Plan. Options were granted on January 3, 1995, and will fully vest on January 3, 1998. These options were granted with an equal number of contingent dividend awards as described in the table entitled "Long-Term Incentive Awards in 1995" and have exercise prices equal to the fair market value of a share of WPLH common stock on the date of grant. Upon a "change in control" of WPLH as defined in the Long-Term Equity Incentive Plan or upon retirement, disability or death of the option holder, these options shall become immediately exercisable. Upon exercise of an option, the executive purchases all or a portion of the shares covered by the option by paying the exercise price multiplied by the number of shares as to which the option is exercised, either in cash or by surrendering shares of WPLH common stock already owned by the executive.

(2) The hypothetical potential appreciation shown for the named executives is required by the SEC rules. The amounts shown do not represent either the historical or expected future performance of WPLH's common stock level of appreciation. For example, in order for the named executives to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of WPLH common stock would be $44.80 and $71.34, respectively, as of the expiration date of the options.

                     OPTION/SAR VALUES AT DECEMBER 31, 1995

     The following table provides information for the named executives regarding the number and value of unexercised options. No options were exercisable during 1995.

                                                NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED                   IN-THE-MONEY
                                             OPTIONS/SAR'S AT YEAR END          OPTIONS/SAR'S AT YEAR END(1)
                                           ------------------------------      ------------------------------
                  NAME                     EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
- ----------------------------------------   -----------      -------------      -----------      -------------
Erroll B. Davis, Jr.....................        0               13,100              0              $40,938
William D. Harvey.......................        0                4,700              0              $14,688
Eliot G. Protsch........................        0                4,700              0              $14,688
Anthony J. Amato........................        0                3,650              0              $11,406
Daniel A. Doyle.........................        0                2,900              0              $ 9,063

- ------------
(1) Based on the closing per share price on December 29, 1995 of WPLH common stock of $30.625.

                       LONG-TERM INCENTIVE AWARDS IN 1995

     The following table provides information concerning long-term incentive awards made to the named executives in 1995.

                                                              PERFORMANCE
                                               NUMBER OF       OR OTHER      ESTIMATED FUTURE PAYOUTS UNDER
                                                SHARES,         PERIOD       NON-STOCK PRICE-BASED PLANS(2)
                                                UNITS OR         UNTIL       ------------------------------
                                              OTHER RIGHTS    MATURATION     THRESHOLD    TARGET    MAXIMUM
                   NAME                          (#)(1)        OR PAYOUT        ($)        ($)        ($)
- -------------------------------------------   ------------    -----------    ---------    ------    -------
Erroll B. Davis, Jr........................      13,100          1/3/98        61,622     77,028    134,799
William D. Harvey..........................       4,700          1/3/98        22,109     27,636    48,363
Eliot G. Protsch...........................       4,700          1/3/98        22,109     27,636    48,363
Anthony J. Amato...........................       3,650          1/3/98        17,170     21,462    37,559
Daniel A. Doyle............................       2,900          1/3/98        13,642     17,052    29,841

- ------------
(1) Consists of Performance Units awarded under WPLH's Long-Term Equity Incentive Plan in combination with stock options (as described in the table entitled "Option/SAR Grants in 1995"). These Performance Units are entirely in the form of contingent dividends and will be paid if total shareowner return over a three year period ending January 3, 1998 equals or exceeds the median return earned by the companies in a peer group of utility holding companies, except that there will be no payment if WPLH's total return is negative over the course of such period. If payable, each participant shall receive an amount equal to the accumulated dividends paid on one share of WPLH common stock during the period of January 3, 1995 through January 2, 1998 multiplied by the number of performance units awarded to the participant, and modified by a performance multiplier which ranges from 0 to
    1.75 based on the WPLH total return relative to the peer group.

(2) Assumes, for purposes of illustration only, a 2 cent per share increase in the annual dividend on shares of WPLH common stock for 1996 and 1997.

                             AGREEMENTS WITH EXECUTIVES

     WPLH, the parent of the Company, has entered into employment and severance agreements with certain executive officers of the Company, including Messrs. Davis, Harvey, Protsch, Amato, and Doyle. WPLH recognized that, in today's developing competitive marketplace within the energy industry, circumstances may arise in which a change of control of WPLH may occur, through acquisition or otherwise. This potentiality may cause uncertainty about the continued employment of certain key executives with the Company, without regard to the competence or past contributions of the executives. WPLH recognized further that this uncertainty could result in the loss to the Company and WPLH of valuable services of one or more of the key executives, particularly during a period where these same executives may be called upon to negotiate on behalf of the shareowners. Because of the intimate knowledge of the business and the affairs of the Company which these executives possess, such loss could be to the detriment of the Company and WPLH. To provide the Company, WPLH and key executives reasonable security against changes in the relationship of the executives with the Company and WPLH in the event of a change in control, WPLH entered into the employment and severance agreements. The agreements provide that each executive officer covered by the agreements is entitled to benefits if, within five years after a change in control of WPLH (as defined in the agreements), the officer's employment is ended through (i) termination by the Company, other than by reason of death or disability or for cause (as defined in the agreements), or (ii) termination by the officer due to a breach of the agreement by WPLH or the Company or a significant change in the officer's responsibilities, or (iii) in the case of Mr Davis' agreement only, termination by Mr. Davis following the first anniversary of the change of control. The benefits provided under each agreement are: (i) a cash termination payment of one, two or three times (depending on which executive is involved) the sum of the executive officer's annual salary and his average annual bonus during the three years before the termination and (ii) continuation for up to five years of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the time of termination. The agreements also provide the foregoing benefits in connection with certain terminations which are effected in anticipation of a change of control. Each agreement provides that if any portion of the benefits under the agreement or under any other agreement for the officer would constitute an excess payment for purposes of the Internal Revenue Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess payments as defined in the Code, or which WPLH may pay without loss of deduction under the Code. The Board of Directors of WPLH has authorized that each of the foregoing agreements be amended to specifically provide that the consummation of the Proposed Merger will constitute a change of control in certain cases for purposes of the agreements in the event of a termination without cause.

                     RETIREMENT AND EMPLOYEE BENEFIT PLANS

     Salaried employees (including officers) of the Company are eligible to participate in the Company's Retirement Plan. All eligible persons whose compensation is reported in the foregoing Summary Compensation Table participated in the plan during 1995. Contributions to the plan are determined actuarially, computed on a single-life, annuity basis, and cannot be readily calculated as applied to any individual participant or small group of participants. For purposes of the plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to salary reported in the foregoing Summary Compensation Table. Retirement Plan benefits depend upon length of plan service (up to a maximum of 30 years), age at retirement, and amount of compensation (determined in accordance with the plan) and are reduced by up to 50 percent of Social Security benefits. Credited years of service under the plan for covered persons named in the foregoing Summary Compensation Table are as follows: Erroll B. Davis, Jr., 16 years; William D. Harvey, 8 years; Eliot G. Protsch, 16 years; A. J. (Nino) Amato, 9 years; and Daniel A.

Doyle, 3 years. Assuming retirement at age 65, a Retirement Plan participant (in conjunction with the Unfunded Supplemental Retirement Plan described below) would be eligible at retirement for a maximum annual retirement benefit as follows:

                             RETIREMENT PLAN TABLE

  AVERAGE                                          ANNUAL BENEFIT AFTER SPECIFIED YEARS IN PLAN*
   ANNUAL                                ------------------------------------------------------------------
COMPENSATION                                5         10          15          20          25          30
- ------------                             -------    -------    --------    --------    --------    --------
 $125,000.............................   $10,210    $20,421    $ 30,631    $ 40,841    $ 51,052    $ 61,262
  150,000.............................    12,502     25,004      37,506      50,008      62,510      75,012
  200,000.............................    17,085     34,171      51,256      68,341      85,427     102,512
  250,000.............................    21,669     43,337      65,006      86,675     108,343     130,012
  300,000.............................    26,252     52,504      78,756     105,008     131,260     157,512
  350,000.............................    30,835     61,671      92,506     123,341     154,177     185,012
  400,000.............................    35,419     70,837     106,256     141,675     177,093     212,512
  450,000.............................    40,002     80,004     120,006     160,008     200,010     240,012
  475,000.............................    42,294     84,587     126,881     169,175     211,468     253,762

- ------------
* Average annual compensation is based upon the average of the highest 36 consecutive months of compensation. The Retirement Plan benefits shown above are net of estimated Social Security benefits and do not reflect any deductions for other amounts. The annual retirement benefits payable are subject to certain maximum limitations (in general, $120,000 for 1995 and $120,000 for 1996) under the Internal Revenue Code. Under the Retirement Plan and a supplemental survivors income plan, if a Retirement Plan participant dies prior to retirement, the designated survivor of the participant is entitled to a monthly income benefit equal to approximately 50 percent (100 percent in the case of certain executive officers and key management employees) of the monthly retirement benefit which would have been payable to the participant under the Retirement Plan if the participant had remained employed by the Company until eligible for normal retirement.

     Unfunded Supplemental Retirement Plan -- The Company maintains an Unfunded Supplemental Retirement Plan which provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee's retirement benefits exceed the qualified plan limits. Additionally, the plan provides for payments of supplemental retirement benefits to employees holding the title of Vice President or higher, who have been granted additional months of service by the Board of Directors for purposes of computing retirement benefits.

     Unfunded Executive Tenure Plan -- The Company maintains an Unfunded Executive Tenure Plan to provide incentive for key executives to remain in the service of the Company by providing additional compensation which is payable only if the executive remains with the Company until retirement (or other termination if approved by the Board of Directors). Participants in the plan must be designated by the Chief Executive Officer and approved by the Board. Mr. Davis was the only active participant in the plan as of December 31, 1995. The plan provides for monthly payments to a participant after retirement (at or after age 65, or with Board approval, prior to age 65) for 120 months. The payments will be equal to 25 percent of the participant's highest average salary for any consecutive 36-month period. If a participant dies prior to retirement or before 120 payments have been made, the participant's beneficiary will receive monthly payments equal to 50 percent of such amount for 120 months in the case of death before retirement, or if the participant dies after retirement, 50 percent of such amount for the balance of the 120 months. Annual benefits of $104,500 would be payable to Mr. Davis upon retirement, assuming he continues in the Company's service until retirement at the same salary as was in effect on December 31, 1995.

               REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE
                           ON EXECUTIVE COMPENSATION

     TO OUR SHAREOWNERS: The Compensation and Personnel Committee (the "Committee") of the Board of Directors of the Company is comprised of five independent, nonemployee directors who have no "interlocking" relationships, as defined by the Securities and Exchange Commission. The Committee assesses the effectiveness and competitiveness of, approves the design of, and administers executive compensation programs within a consistent total compensation framework for the Company. Other than for awards under the WPLH Long-Term Incentive Plan which are made by the Compensation and Personnel Committee of the Board of Directors of WPLH, the Committee reviews and approves all salary arrangements and other remuneration for executives, as well as evaluates executive performance, and considers related matters. The members of the WPLH Compensation and Personnel Committee are identical to the members of the Committee and both such Committees are collectively referred to herein as the "Committee." To support the Committee in carrying out its mission, Hewitt Associates, an independent consultant, is engaged to provide assistance in the development of comprehensive executive compensation policies.

     The Committee is committed to implementing a total compensation program for executives which furthers the Company's mission. The Committee, therefore, adheres to the following compensation policies which are intended to facilitate the achievement of the Company's business strategies.

     - Total compensation should enhance the Company's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives, upon whom, in large part, the successful operation and management of the Company depends.

     - Base salary levels should be targeted at the median level paid to executives of comparable utility companies.

     - Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is consistent with meeting predetermined Company and individual performance goals.

COMPONENTS OF COMPENSATION

     The Committee relates total compensation levels for the Company's senior executives to the compensation paid to executives of similar companies in the utility industry. Utility executives' pay is compared to that of executives at utilities with similar operations in both the Midwest and national markets, as well as to utilities with similar revenue levels, market capitalizations, employment levels, and total shareowner returns.

     The Committee has reviewed overall compensation levels and compared them to the benchmarks established. It has been determined that total executive compensation, including that for Mr. Davis, is in line with the median of the comparison group of companies.

     The current elements of the Company's executive compensation program are base salary, short-term (annual) incentives and long-term (equity) incentives. These elements are addressed separately below. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package, including benefit and perquisite programs.

BASE SALARIES

     The Committee annually reviews each executive's base salary. Base salaries are targeted at the median of the utility industry's market rate. Base salaries are adjusted by the Committee to recognize changes in market rate, varying levels of responsibility, prior experience, breadth of knowledge as well as internal equity issues. Increases to base salaries are driven primarily by market rate adjustments. Individual performance factors are not considered by the Committee in setting base salaries. In 1995, executives did not receive an across-the-board salary adjustment. Certain executives received base salary increases in recognition of increases or changes in management responsibilities. Mr. Davis did not receive a base salary increase in 1995. Greater emphasis was placed on the opportunity for executives to increase their earnings through the Management Incentive Plan by exceeding specific strategic goals. Base pay adjustments are tied to median market rate changes and will minimize across-the-board increases. During 1995, all executive salaries were reviewed for median market rate comparability utilizing utility industry data contained in compensation surveys published by Edison Electric Institute, American Gas Association and several compensation consulting firms. Any recommended changes will be effective for 1996. Market rates will be reviewed annually.

SHORT-TERM INCENTIVES

     The goal of short-term (annual) incentive programs is to promote the Committee's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve corporate and individual performance goals. Annual bonus opportunities allow the Committee to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. Short-term incentive program performance weighting, targeted and maximum award levels, and performance goals are reviewed and approved annually by the Committee. A description of the short-term incentive program available to executive officers follows.

     Wisconsin Power and Light Company Management Incentive Plan -- The Management Incentive Plan (MIP) for the Company covers utility executives, including Mr. Davis' utility responsibilities. The MIP in 1995 was based on achieving annual targets in several areas of overall corporate performance that include profitability, operations and maintenance expense control, achievement of electric service reliability standards and reduction in lost time accidents. Target and maximum bonus awards were set at the median of the utility market levels. Targets were considered by the Committee to be achievable, but require above-average performance from each of the executives. For 1995, the threshold levels for all WP&L MIP performance categories were exceeded. Actual payment of bonuses, as a percentage of annual salary, is determined by the level of performance achieved in each category. Weighting factors are applied to the percentage achievement under each category to determine overall performance. If the threshold performance level is not reached, there is no bonus payment associated with that particular category. Once the designated maximum performance is reached, there is no additional payment. The actual percentage of salary paid as a bonus, within the allowable range, is equal to the weighted average percent achievement for all the performance categories. For example, if the overall weighted performance achievement is 70%, the executive will receive 70% of his or her maximum allowable bonus award. The MIP awarded 64 percent of its allowable maximum for 1995. The WP&L MIP awards for executives range from 0 to 40 percent of annual salary. Awards for 1995 made to top executives are shown in the Summary Compensation Table.

     The 1995 MIP award range for Mr. Davis was 0 to 35 percent of his annual utility-based salary. For 1995 performance, Mr. Davis' annual bonus payment represented 34 percent of his base salary, as reflected in the Summary Compensation Table. Under the MIP, Mr. Davis was awarded $125,496 solely in connection with 1995 performance, as discussed above. The MIP does not allow for discretion in bonus determinations. Mr. Davis' award range is in line with the median of the same combined utility and general industry comparison group used for base salary comparisons.

LONG-TERM INCENTIVES

     The Committee strongly believes compensation for senior executives should include long-term, at-risk pay to strengthen the alignment of shareowner and management interests at both the WPLH and HDC level. In this regard, the WPLH Long-Term Equity Incentive Plan allows for grants of stock options, restricted stock, and performance units/shares with respect to WPLH common stock. The Committee believes the Long-Term Equity Incentive Plan balances the Company's existing compensation programs by emphasizing compensation based on the long-term successful performance of the Company from the perspective of the shareowners. Stock options provide a reward that is directly tied to the benefit shareowners receive from increases in the price of WPLH common stock. The payout from the performance units is based on WPLH's continued payment of dividends, a significant component of investment returns for utilities, and the relative total return to shareowners compared to other comparable investments. Thus the two components of the Long-Term Equity Incentive Plan, i.e., stock options and performance units, provide incentives for management to produce superior shareowner returns on both an absolute and relative basis. During 1995 the Committee made a grant of stock options and performance units to Messrs. Davis, Amato, Doyle, Protsch and Harvey. All option grants were made at the fair market value of WPLH's common stock on the date the grants were approved (January 3, 1995). The options vest after three years and have a ten year term from the date of the grant. Executives were also granted performance units which will accumulate all of the dividends paid on one share of WPLH common stock over a three year period. One performance unit was granted for each option received by the executive. Accrued dividends are not reinvested in WPLH common stock, nor is any interest paid on accrued dividends. Performance units will be paid out in cash or in shares of WPLH common stock. The payment will be modified by a performance multiplier which ranges from 0 to 1.75 based on the three year average of WPLH total shareowner return relative to a utility holding company peer group. If WPLH total shareowner return for the three year period is negative, the performance unit payout will be zero. In determining actual award levels, the Committee was primarily concerned with providing a competitive total compensation level to officers. As such, award levels (including the awards made to Mr. Davis) were based on a competitive analysis of similarly-sized utility companies that took into consideration the market level of long-term incentives, as well as the competitiveness of the total compensation package. Award ranges, as well as individual award levels, were then established based on responsibility level and market competitiveness. No corporate or individual performance measures were reviewed in connection with the awards of options and performance units. Award levels were targeted to the median of the range of such awards paid by comparable companies. In addition, the WPLH Committee did not consider the amounts of options or performance units already outstanding or previously granted since no options or performance units have been granted by WPLH in the past.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. The Committee has carefully considered the impact of this tax code provision. Based on the Committee's commitment to link compensation with performance as described in this report, the Committee currently intends to qualify compensation paid to the Company's executive officers for deductibility by the Company under Section 162(m).

CONCLUSION

     The Committee believes the existing executive compensation policies and programs provide the appropriate level of competitive compensation for Company executives. In addition, the Committee believes that the long and short term performance incentives effectively align the interests of executives and shareowners toward a successful future for the Company.

                                          COMPENSATION AND PERSONNEL
                                            COMMITTEE
                                          Arnold M. Nemirow (Chair)
                                          Milton E. Neshek
                                          Henry C. Prange
                                          Judith D. Pyle
                                          Carol T. Toussaint

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     The Company's directors, its executive officers, and certain other officers are required to report their ownership of the Company's common stock and Preferred Stock and any changes in that ownership to the Securities and Exchange Commission. All required filings in 1995 were properly made in a timely fashion. In making this statement, the Company has relied on the representations of the persons involved and on copies of their reports filed with the Securities and Exchange Commission.

                                    GENERAL

     Proposals of Shareowners. Under the rules of the Securities and Exchange Commission, any shareowner proposal intended to be presented at the 1997 Annual Meeting of Shareowners must be received at the principal office of the Company a reasonable time prior to the solicitation of proxies for such meeting.

     Other Business. The meeting is being held for the purposes set forth in the notice accompanying this proxy statement. The Board of Directors of the Company knows of no business to be transacted at the meeting other than that set forth in the notice. However, if any other business should properly be presented to the meeting, the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                          WISCONSIN POWER AND LIGHT COMPANY

                                          LOGO
                                          ERROLL B. DAVIS, JR.
                                          President and Chief Executive Officer

                                                                      APPENDIX A

                       WISCONSIN POWER AND LIGHT COMPANY

                                 ANNUAL REPORT
                      FOR THE YEAR ENDED DECEMBER 31, 1995

CONTENTS                                                                                PAGE
- -------------------------------------------------------------------------------------   -----
The Company..........................................................................     A-2
Management's Discussion and Analysis of Financial Condition and Results of
  Operations.........................................................................     A-3
Report of Independent Public Accountants.............................................    A-15
Consolidated Financial Statements:
  Consolidated Balance Sheets........................................................    A-16
  Consolidated Statements of Income..................................................    A-18
  Consolidated Statements of Cash Flows..............................................    A-19
  Consolidated Statements of Capitalization..........................................    A-20
  Consolidated Statements of Common Shareowner's Investment..........................    A-21
  Notes to Consolidated Financial Statements.........................................    A-22
Shareowner Information...............................................................    A-39
Form 10-K Information................................................................    A-39
Executive Officers of the Company....................................................    A-39

                                  THE COMPANY

     On March 1, 1988, after obtaining shareowner and all the necessary regulatory approvals, Wisconsin Power and Light Company (the "Company" or "WP&L") effected a corporate restructuring which included the formation of a holding company, WPL Holdings, Inc ("WPLH"). WPLH is the parent company of WP&L and its utility subsidiaries and of Heartland Development Corporation, the parent corporation for nonregulated businesses.

     WP&L, incorporated in Wisconsin on February 21, 1917, as the Eastern Wisconsin Electric Company, is a public utility predominately engaged in the transmission and distribution of electric energy and the generation and bulk purchase of electric energy for sale. It also transports, distributes and sells natural gas purchased from gas suppliers. Nearly all of WP&L's customers are located in south and central Wisconsin. WP&L operates in municipalities pursuant to permits of indefinite duration which are regulated by Wisconsin law. WP&L does not derive a material portion of its revenues from any one customer.

     WP&L owns all of the outstanding capital stock of South Beloit Water, Gas and Electric Company ("South Beloit"), a public utility supplying electric, gas and water service, principally in Winnebago County, Illinois, which was incorporated on July 23, 1908.

     WP&L also owns varying interests in several other subsidiaries and investments which are not material to WP&L's operations.

     On November 10, 1995, WPLH entered an agreement to combine with IES Industries Inc. ("IES") of Cedar Rapids, Iowa, and Interstate Power Company ("IPC") of Dubuque, Iowa, under a holding company that will be known as Interstate Energy Corporation, headquartered in Madison, Wisconsin. The combination is subject to the approval of the common shareowners of all companies and various regulatory agencies. Since WP&L is not a direct party to the transaction, WP&L shareowners will not be entitled to vote thereon. Interstate Energy Corporation will be registered under the Public Utility Holding Company Act of 1935, as amended. It is anticipated that WP&L will continue to operate as a separate entity, headquartered in Madison, Wisconsin, for a period of time following the combination.

ELECTRIC OPERATIONS

     WP&L provides electricity in a service territory of approximately 16,000 square miles in 35 counties in southern and central Wisconsin and four counties in northern Illinois. As of December 31, 1995, WP&L provided retail electric service to approximately 377,000 customers in 610 cities, villages and towns, and wholesale service to 25 municipal utilities, one privately owned utility, three rural electric cooperatives, one American Indian nation and to the Wisconsin Public Power, Inc. system for the provision of retail service to nine communities.

     Electric operations represented 79.2 percent of WP&L's total operating revenues and 87.8 percent of WP&L's total operating income for the year ended December 31, 1995.

     Electric sales are seasonal to some extent with the yearly peak normally occurring in the summer months. WP&L also experiences a smaller winter peak in December or January. The maximum net hourly peak load on the electric system was 2,197 megawatts and occurred on July 31, 1995. A new winter system peak of 1,913 megawatts occurred on December 11, 1995. During the year ended December 31, 1995, about 82.1 percent of total kilowatthour requirements were generated by company-owned and jointly-owned facilities and the remaining 17.9 percent were purchased.

     WP&L's electric generating facilities include: four coal-fired generating stations (including nine units; four jointly owned), seven natural-gas-fired peaking units, eight hydro-electric plants (two jointly owned), one gas-fired steam generating plant and one nuclear power plant (jointly owned).

GAS OPERATIONS

     As of December 31, 1995, WP&L provided retail natural gas service to approximately 146,000 customers in 242 cities, villages and towns in 22 counties in southern and central Wisconsin and one county in northern Illinois. Gas operations represented 20.2 percent of WP&L's total operating revenues and 11.1 percent of WP&L's total operating income for the year ended December 31, 1995.

     WP&L's gas sales follow a seasonal pattern. There is an annual base load of gas used for heating, cooking, water heating and other purposes, with a large peak occurring during the heating season. WP&L set a new record for natural gas peak-demand of 258,000 dekatherms on January 30-31, 1996. The previous record of 256,000 dekatherms was set on January 14-15, 1995.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SELECTED FINANCIAL DATA

                                                     1995      1994      1993      1992      1991
                                                    ------    ------    ------    ------    ------
                                                                    (IN MILLIONS)
Operating revenues...............................   $  690    $  688    $  644    $  601    $  610
Net income available for common stockholders.....   $   75    $   68    $   60    $   55    $   64
Total assets (at December 31)....................   $1,641    $1,585    $1,551    $1,414    $1,250
Long-term debt, net (at December 31).............   $  319    $  337    $  336    $  336    $  291

1995 COMPARED WITH 1994

OVERVIEW

     Net income of Wisconsin Power and Light Company ("WP&L" or the "Company") increased to $75.3 million in 1995 compared with $68.2 million in 1994. Net income for 1994 was significantly affected by two non-recurring items. These items were the reversal of a coal contract penalty and costs associated with early retirement and severance programs. The coal contract item is discussed in the "Other Events" section of the Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A"). The following break out presents the recurring aspects of 1995 and 1994 operations.

                                                                          1995     1994
                                                                          -----    -----
        Net income, as reported........................................   $75.3    $68.2
        Less: increase in net income from reversal of coal contract
          penalty......................................................     (--)    (5.3)
        Add: decrease in net income from cost associated with early
          retirement and severance programs............................     (--)     8.2
                                                                          -----    -----
        Net income before non-recurring items..........................   $75.3    $71.1
                                                                          =====    =====

     The increase in the "net income before non-recurring items" primarily reflects higher electric and gas margins, resulting from an increase in weather related sales, and aggressive cost management:

ELECTRIC OPERATIONS

                                                                                              CUSTOMERS AT END
                            REVENUES AND COSTS                    KWHS SOLD                        OF YEAR
                            -------------------     %      -----------------------     %      -----------------     %
                              1995       1994     CHANGE      1995         1994      CHANGE    1995      1994     CHANGE
                            --------   --------   ------   ----------   ----------   ------   -------   -------   ------
                              (IN THOUSANDS)                   (IN THOUSANDS)
Residential and Farm....... $199,850   $194,242       3%    2,937,825    2,776,895      6%    329,643   322,924      2%
Industrial.................  140,562    140,487       0     3,872,520    3,764,953      3         795       776      2
Commercial.................  102,129    101,382       1     1,773,406    1,688,349      5      44,730    43,793      2
Wholesale and Class A......   97,350     86,400      13     3,109,385    2,574,121     21          48        42     14
Other......................    6,433      9,236     (30)       54,042       54,518     (1)      1,294     1,256      3
                            --------   --------            ----------   ----------            -------   -------
  Total....................  546,324    531,747       3    11,747,178   10,858,836      8%    376,510   368,791      2%
                                                           ==========   ==========   =======  ========  ========  =======
                            --------   --------
Electric Production
  Fuels....................  116,488    123,469      (6)
Purchased Power............   44,015     37,913      16
                            --------   --------
Margin..................... $385,821   $370,365       4%
                            =========  =========  =======

     Electric margin increased 4 percent during 1995 compared with 1994 primarily due to higher sales combined with reduced aggregate costs per kWh for electric production fuels and purchased power. Kilowatthour sales increased 8 percent due to a much warmer summer than normal, increased sales to other utilities, a 2 percent growth in customers, and continued economic strength in the service territory. Partially offsetting these sales increases was a 2.8 percent decrease in retail electric rates effective January 1, 1995.

     A record setting heat wave resulted in WP&L setting a system peak of 2,197 megawatts on July 31, 1995. This reflects a 9.7 percent increase over the previous record system peak of 2,002 megawatts set in 1994.

     While overall kWh sales increased, the aggregate costs of electric production fuels and purchased power remained relatively unchanged. The stability of these costs reflects lower coal and transportation costs at the Company's generating units in 1995 as well as the availability of attractive purchased power opportunities in the bulk power market.

GAS OPERATIONS

                                                                                          CUSTOMERS AT
                            REVENUES AND COSTS                THERMS SOLD                  END OF YEAR
                            -------------------     %      -----------------     %      -----------------     %
                              1995       1994     CHANGE    1995      1994     CHANGE    1995      1994     CHANGE
                            --------   --------   ------   -------   -------   ------   -------   -------   ------
                              (IN THOUSANDS)                (IN THOUSANDS)
Residential and Farm......  $ 70,382   $ 71,555      (2)%  126,903   119,562       6%   129,576   124,938      4%
Firm......................    39,456     41,918      (6)    91,316    87,487       4     15,976    15,531      3
Interruptible.............     3,708      8,777     (58)    12,148    24,809    (51)        257       272    (6)
Transport and Other.......    25,619     29,681     (14)   169,121   142,252      19        284       240     18
                            --------   --------            -------   -------            -------   -------
  Total...................   139,165    151,931      (8)   399,488   374,110       7%   146,093   140,981      4%
                            --------   --------
                                                           =======   =======     ===    =======   =======     ==
Purchased Gas.............    84,002    100,942     (17)
                            --------   --------
Margin....................  $ 55,163   $ 50,989       8%
                            ========   ========     ===

     Gas margin increased 8 percent during 1995 compared with 1994 primarily as a result higher sales volumes and favorable gas procurement strategies. Therm sales increased 7 percent principally due to residential customer growth reflecting the favorable economic conditions in the Company's service territory and colder than normal weather in the fourth quarter, offsetting a mild January and February. The 8 percent decrease in gas revenues was the result of a pass through to customers of the lower cost of purchased gas. Under the current rate structure, future reductions in revenues resulting solely from such pass through would not be expected to have a material impact on earnings. The gas incentive program authorized by the Public Service Commission of Wisconsin ("PSCW") also resulted in additional pre-tax earnings of $750,000 in 1995.

OPERATING EXPENSES

     The decline in operations expense principally reflects the impact of a $13.7 million charge for early retirement and severance costs in 1994. While the Company was able to achieve savings in 1995 from its continued reengineering of operations, these savings were offset somewhat by higher conservation expenses. The increase in depreciation expense in 1995 is primarily the result of property additions at the utility and higher contributions to WP&L's external nuclear decommissioning trust. Despite higher operating income in 1995, the income tax expense was unchanged due to prior years' tax adjustments resolved in 1995.

OTHER INCOME AND DEDUCTIONS

     Other income and deductions in 1994 includes after-tax income of $5.3 million related to the reversal of a coal contract penalty as discussed in the "Other Events" section of the MD&A. In addition, income associated with the allowance for funds used during construction ("AFUDC") decreased in 1995 due to significantly lower construction work in progress amounts and a lower Federal Energy Regulatory Commission ("FERC") AFUDC rate.

INTEREST EXPENSE

     Interest expense increased due to the higher levels of short-term debt and higher short-term interest rates. During the second quarter of 1995, WP&L repurchased $18 million of its Series V bonds from private investors. WP&L applied revenue neutral treatment to these reacquired bonds which are anticipated to be refinanced in 1996.

1994 COMPARED WITH 1993

OVERVIEW

     Net income of WP&L increased to $68.2 million in 1994 compared with $60.2 million in 1993. Net income for 1994 was significantly affected by two non-recurring items. These items were the reversal of a coal contract penalty, and costs associated with early retirement and severance programs which primarily occurred in the fourth quarter. The reversal of the coal contract penalty is discussed in the "Other Events" section of the MD&A. The following break out presents the recurring aspects of 1994 and 1993 operations.

                                                                         1994      1993
                                                                         -----     -----
        Net Income, as reported.......................................   $68.2     $60.2
        Less: increase in net income from reversal of coal contract
          penalty.....................................................    (5.3)      (--)
        Add: decrease in net income from costs associated with early
          retirement and severance programs...........................     8.2       1.1
                                                                         -----     -----
        Net Income before non-recurring items.........................   $71.1     $61.3
                                                                         =====     =====

     The increase in the "net income before non-recurring items" primarily reflects an increase in operating earnings.

ELECTRIC OPERATIONS

                                                                                                CUSTOMERS AT
                            REVENUES AND COST                     KWH SOLD                       END OF YEAR
                           -------------------     %       -----------------------     %      -----------------     %
                             1994       1993     CHANGE       1994         1993      CHANGE    1994      1993     CHANGE
                           --------   --------   ------    ----------   ----------   ------   -------   -------   ------
                             (IN THOUSANDS)                    (IN THOUSANDS)
Residential and Farm.....  $194,242   $184,176       5%     2,776,895    2,751,363      1%    322,924   316,870      2%
Industrial...............   140,487    132,903       6      3,764,953    3,540,082      6         776       714      9
Commercial...............   101,382     95,977       6      1,688,349    1,629,911      4      43,793    42,884      2
Wholesale and Class A....    86,400     78,955       9      2,574,121    2,388,131      8          42        39      8
Other....................     9,236     11,176    (17)         54,518       51,073      7       1,256     1,236      2
                           --------   --------             ----------   ----------            -------   -------
    Total................   531,747    503,187       6     10,858,836   10,360,560      5%    368,791   361,743      2%
                                                           ==========   ==========      =     =======   =======      =
                           --------   --------
Electric production
  fuels..................   123,469    123,919       0
Purchased Power..........    37,913     28,574      33
                           --------   --------
Margin...................  $370,365   $350,694       6%
                           ========   ========     ===

     WP&L's electric margin increased 6 percent during 1994 compared to 1993. The primary factor was a 3.8 percent retail rate increase effective October 1, 1993. Strong economic conditions in the industrial and commercial customer classes and residential customer growth contributed to higher sales.

     Electric production fuel costs were reasonably stable for 1994. The volume of purchased power increased as a result of WP&L's efforts to conserve coal inventories during a rail strike in the third quarter of 1994. The financial impact on WP&L's operating results was not material.

GAS OPERATIONS

                                                                                        CUSTOMERS AT END
                           REVENUES AND COSTS                THERMS SOLD                     OF YEAR
                           -------------------     %      -----------------     %       -----------------     %
                             1994       1993     CHANGE    1994      1993     CHANGE     1994      1993     CHANGE
                           --------   --------   ------   -------   -------   ------    -------   -------   ------
                             (IN THOUSANDS)                (IN THOUSANDS)
Residential and Farm.....  $ 71,555   $ 71,632       0%   119,562   120,005       0%    124,938   120,829       3%
Firm.....................    41,918     40,748       3     87,487    87,038       1      15,531    15,088       3
Interruptible............     8,777     11,247     (22)    24,809    27,872     (11)        272       261       4
Transport and Other......    29,681     13,643     118    142,252    84,877      68         240        85     182
                           --------   --------            -------   -------             -------   -------
  Total..................   151,931    137,270      11    374,110   319,792      17     140,981   136,263       3%
                           --------   --------
                                                          =======   =======   ======    =======   =======     ===
Purchased Gas............   100,942     90,505      12
                           --------   --------
Margin...................  $ 50,989   $ 46,765       9%
                           ========   ========     ===

     Gas margin increased 9 percent in 1994 from 1993 primarily due to a 1.4 percent retail rate increase effective October 1, 1993, and higher sales to firm service customers. The overall cost of purchased gas declined reflecting WP&L's effective use of opportunities on the gas spot market.

OPERATING EXPENSES

     Other operation expense increase primarily due to several early retirement and severance programs offered in 1994. The increase in depreciation expense in 1995 is primarily the result of increased property additions at the utility and higher contributions to the Company's external nuclear decommissioning trust. Income taxes increased between years primarily due to higher taxable income. Partially offsetting these costs were reductions in operating costs resulting from the ongoing reengineering of processes. Maintenance expense decreased between years due to variation in the timing and extent of maintenance on generating facilities between years. Secondarily, a severe storm in the summer of 1993 increased 1993's maintenance expense related to service restoration.

OTHER INCOME AND (DEDUCTIONS)

     Other income increased resulting from the reversal of a coal contract penalty which is discussed in the "Other Events" section of the MD&A.

INTEREST EXPENSE

     Interest expense decreased primarily due to the lower short-term debt interest.

LIQUIDITY AND CAPITAL RESOURCES

     During 1995 and 1994 the Company generated sufficient cash flows from operations and short-term borrowings to cover operating expenses, cash dividends, and investment activities. In 1993, cash flows from operations covered a portion of investing activities, the remainder was generated through the issuance of common stock and long and short-term debt. Cash flows from operations increased to $196 million in 1995 compared with $187 million and $153 million in 1994 and 1993, respectively.

RATES AND REGULATORY MATTERS

     Effective January 1, 1995, for the two-year period ended December 31, 1996, the PSCW in rate order UR-109, authorized a 2.8 percent annual decrease in electric rates, a .5 percent annual increase in gas rates and a decline in the allowed return on common equity to 11.5 percent from the previous 11.6 percent. None of these events is expected to have a material impact on earnings. Further, the PSCW approved certain incentive programs described below:

          1. The retail electric fuel adjustment mechanism, which allowed costs to fluctuate within a 3 percent band width, was eliminated. The elimination of the adjustment mechanism did not have a material effect on 1995 earnings and is not expected to materially impact 1996 results.

          2. The automatic purchased gas adjustment clause was also eliminated. The fluctuations in the commodity cost of gas above or below a prescribed commodity price index will serve to increase or decrease WP&L's margin on gas sales. Both benefits and exposures are subject to customer sharing provisions. WP&L's share is capped at $1.1 million pre-tax. For 1995, WP&L earned $750,000 pre-tax under this incentive mechanism. The customers' share of this program is $1.1 million pre-tax which will be refunded to customers in April 1996. The refund has been fully reserved in the 1995 financial results. The Company uses gas commodity swaps to hedge the price risks associated with the purchase and sale of stored gas.

          3. In order to promote air quality and delivery system reliability, there are SO(2) emissions and service reliability incentive clauses. Positive incentives available under these clauses include $1.5 million pre-tax for the SO(2) emissions and $.5 million pre-tax for the service reliability. WP&L's earnings are also negatively exposed for equal amounts. For calendar year 1995, WP&L collected $2.0 million pre-tax in revenues and also deferred $2.1 million pre-tax in revenues. WP&L plans to refund this amount to customers in April 1996, resulting in no material impact on 1995 revenues.

INDUSTRY OUTLOOK

     WP&L is subject to regulation by the PSCW and the FERC. The stated goal of the PSCW in its natural gas docket is to move all gas supply activities out of the existing regulated distribution utilities and allow independent units to compete for the business. The goal of the electric utility restructuring process is to create open access transmission and distribution services for all customers with competitive generation and customer service markets. Additional proceedings as well as consultation with the legislature are planned prior to a target implementation date after the year 2000.

     The Company cannot currently predict what impact, if any, these proceedings may have on its future financial condition or results of operations. The Company believes, however, that it is well positioned to compete in a deregulated environment. WP&L's rates to all customer classes are competitive within the state of Wisconsin and below the average in the Midwest region.

     The FERC is developing regulation which will begin to provide open access to utility transmission facilities for wholesale electric customers subject to certain approved FERC tariffs. WP&L believes its existing open access tariffs position it well to compete under such market conditions.

FINANCING AND CAPITAL STRUCTURE

     The level of short-term borrowings fluctuates based on seasonal corporate needs, the timing of long-term financing, and capital market conditions. WP&L generally borrows on a short-term basis to provide interim financing of construction and capital expenditures in excess of available internally-generated funds. WP&L periodically reduces its outstanding short-term borrowings through the issuance of long-term debt and through WPL Holdings, Inc.'s additional investment in its common equity.

     To maintain flexibility in its capital structure and to take advantage of favorable short-term rates, WP&L also uses proceeds from the sales of accounts receivable and unbilled revenues to finance a portion of its long-term cash needs. The Company also anticipates that short-term debt funds will continue to be available at reasonable costs due to strong ratings by independent utility analysts and rating services. Commercial paper has been rated A-1+ by Standard & Poor's Corp. and P-1 by Moody's Investors Service. Bank lines of credit of $70 million at December 31, 1995, are available to support these borrowings.

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate and gas commodity price risks. The Company enters into interest rate swap agreements to reduce the impact of changes in interest rates on its floating-rate long-term debt, short-term debt and the sales of its accounts receivable. The total notional amount of interest rate swaps was $123 million and $150 million, respectively, for the years ended December 31, 1995 and 1994. The Company uses gas commodity swaps to hedge the price risks associated with the purchase and sale of stored gas.

     The Company's capitalization at December 31, 1995, including the current maturities of long-term debt, variable rate demand bonds and short-term debt, consisted of 53 percent common equity, 6 percent preferred stock and 41 percent debt. The common equity to total capitalization ratio at December 31, 1995, increased to 53 percent from 52 percent at December 31, 1994.

     In accordance with the terms of the Merger Agreement (See "Other Events" section of the MD&A.), WPLH may not declare or pay any dividends on any of its capital stock other than the obligations that exist with respect to cumulative preferred stock, and regular quarterly dividends on common stock may not to exceed 105 percent of the common stock dividends from the prior year.

     The retail rate order received effective January 1, 1995, requires WP&L to maintain a utility common equity level of 51.93 percent of total utility capitalization during the two-year period ending December 31, 1996. In addition, the PSCW ordered that it must approve the payment of dividends by WP&L to WPLH that are in excess of the level forecasted for 1995 ($58.1 million), if such dividends would reduce WP&L's average common equity ratio below 51.93 percent. At December 31, 1995, WP&L's common equity ratio was 52.6 percent.

CAPITAL REQUIREMENTS

     WP&L is a capital-intensive business and requires large investments in long-lived assets. Therefore, the Company's most significant capital requirements relate to construction expenditures. Additions to utility plant decreased in 1995 by $29.6 million and in 1994 by $25.9 million primarily due to the completion of two

86-megawatt combustion-turbine generators in 1994. Estimated capital requirements for the next five years are as follows:

                                                             CAPITAL REQUIREMENTS
                                                ----------------------------------------------
                                                 1996      1997      1998      1999      2000
                                                ------    ------    ------    ------    ------
                                                                (IN MILLIONS)
        Construction expenditures
          Electric............................  $ 81.5    $ 79.5    $ 75.3    $ 77.9    $ 72.0
          Gas, water and common...............    41.7      38.9      31.1      31.4      32.1
          Nuclear fuel........................     8.3      10.0       8.2       9.7      13.7
          Decommissioning fund................    15.4      16.3      17.2      18.3      18.7
          AFUDC...............................     2.5       2.2       1.3       1.4       1.4
                                                ------    ------    ------    ------    ------
             Total construction
               expenditures...................   149.4     146.9     133.1     138.7     137.9
        Changes in working capital and
          other...............................    (8.3)      7.1     (16.3)      0.2      (6.1)
                                                ------    ------    ------    ------    ------
             Total construction and operating
               capital........................   141.1     154.0     116.8     138.9     131.8
        Long-term debt maturities.............      --      55.0       8.9        --       1.9
        Manufactured gas plant remediation....     6.8      11.4       8.6       0.6       0.6
                                                ------    ------    ------    ------    ------
             Total capital requirements.......  $147.9    $220.4    $134.3    $139.5    $134.3
                                                ======    ======    ======    ======    ======

     Included in the construction expenditure estimates, in addition to the recurring additions and improvements to the distribution and transmission systems, are the following: 1) expenditures for managing and controlling electric line losses and for the electric delivery system to enhance WP&L's interconnection capability with other utilities; 2) expenditures related to upgrading computer systems to improve productivity and customer service; and 3) expenditures associated with the construction of an 86-megawatt combustion-turbine generator expected to become operational in 1996. The decommissioning expenditures represent both the amount of annual contribution to external trust funds and the income earned on the external trust funds. These amounts are recorded in depreciation expense and recovered in rates. WP&L expects to contribute $10.7 million annually to this fund.

     The steam generator tubes at Kewaunee are susceptible to corrosion characteristics seen throughout the nuclear industry. During the first quarter of 1995, Kewaunee was shutdown for scheduled maintenance and refueling. Inspection of the steam generators revealed increased levels of tube degeneration. Prior to shutdown the equivalent of approximately 12 percent of the tubes in the steam generators were plugged, with no loss of capacity. When the plant was returned to service in May 1995 approximately 21 percent of the tubes were plugged resulting in an initial capacity reduction of approximately 4 percent. Approximately half of this lost capacity has been recovered through operating modifications. The ultimate small reduction in capacity did not affect revenues or earnings in 1995 because of operating and maintenance cost savings and reserve capacity recovery efforts at Kewaunee. In addition, there was no impact on the Company's bulk power sales due to the availability of attractive purchased power opportunities.

     As a result of the need to address the repair or replacement of the steam generators, the owners of Kewaunee have been, and are continuing to, evaluate various alternatives to deal with the loss of capacity resulting from the continuing degradation of the steam generator tubes. As part of this evaluation the owners have:

     (a) submitted a request to the NRC to redefine the pressure boundary point of the repaired steam generator tubes (sleeved tubes) which have been removed from service by plugging, in order to allow the return of many of the sleeved tubes to service. If the request is granted, even if additional degraded tubes would be discovered during the next planned shutdown in the fall of 1996, the requested redefinition of the pressure boundary point should allow the plant to return to full output. Testing of three tubes removed during the 1995 refueling outage indicates structural soundness equal to the original tube strength. Management believes the request will be granted by the NRC;

     (b) requested approval from the NRC to pursue welded repair technologies to return plugged tubes to service. Although welded tube repair technologies exist, the technology is not presently approved by the NRC; and

     (c) continued to evaluate the economics of replacement of the steam generators. The replacement of steam generators is estimated to cost approximately $100 million, exclusive of additional purchased power costs associated with an extended shutdown.

     The owners continue to evaluate the potential financial and regulatory implications of a change in ownership (which would likely require, as a condition precedent, authority to replace the steam generator) or early shutdown of Kewaunee. WP&L believes that the best near term economic alternative for the owners of Kewaunee is to continue to pursue tube recovery and repair processes. WP&L will reassess its views of available alternatives based on the condition of the steam generator tubes during the fall 1996 refueling outage. On December 31, 1995, the net book value of WP&L's share of Kewaunee was $57.0 million.

     Physical decommissioning of Kewaunee is expected to occur during the period 2014 to 2021 with additional expenditures being incurred during the period 2022 to 2050 related to the storage of spent nuclear fuel at the site. The undiscounted amount of decommissioning costs estimated to be expended between the years 2014 and 2050 is $1,016 million. Wisconsin utilities operating nuclear generating plants are required by the PSCW to establish external trust funds to provide for the decommissioning of such plants. WP&L's share of the decommissioning costs is estimated to be $169 million in 1995 dollars, assuming the plant is operating through 2013, based on a 1992 site-specific study, using the immediate dismantlement method of decommissioning. The market value of the investments in the funds established by WP&L at December 31, 1995, totaled $73.4 million.

CAPITAL RESOURCES

     One of the Company's objectives is to finance construction expenditures through internally generated funds supplemented, when required, by outside financing. With this objective in place, the Company has financed an average of 68 percent of its construction expenditures during the past five years from internal sources. However, during the next five years, the Company expects this percentage to increase primarily due to relatively stable level of construction expenditures and higher depreciation rates beginning in 1997.

     External financing sources such as the issuance of long-term debt, short-term borrowings and equity contributions from its parent, WPL Holdings, Inc. will be used by the Company to finance the remaining construction expenditure requirements for this period. Expectations are that approximately $60 million of long-term debt will be issued in 1996.

NEW ACCOUNTING PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation Plans" which establishes standards of financial accounting and reporting for stock based compensation plans. As allowed under SFAS

No. 123, WP&L will continue to apply APB No. 25, "Accounting for Stock Issued to Employees," in accounting for stock based compensation plans when the statement becomes effective in 1996. As a result, this statement will have no impact on the financial position or results of operations of WP&L.

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." This statement imposes stricter criteria for evaluating the recoverability of regulatory assets. WP&L adopted this standard on January 1, 1996, and does not expect that adoption will have a material impact on the financial position or results of operations of the Company. This conclusion may change in the future as competitive factors influence wholesale and retail pricing in the utility.

INFLATION

     The impacts of inflation on WP&L are currently mitigated through current ratemaking methodologies. Although rates will be held flat until at least 1997, management expects that any impact of inflation will be mitigated by customer growth and productivity improvements.

OTHER EVENTS

COAL CONTRACT PENALTY

     In November 1989, the PSCW concluded that WP&L did not properly administer a coal contract, resulting in an assessment to compensate ratepayers for excess fuel costs having been incurred. As a result, WP&L recorded a reserve in 1989 that had an after-tax effect of reducing 1989 net income by $4.9 million. The PSCW decision was found to represent unlawful retroactive rate-making by both the Dane County Circuit Court and the Wisconsin Court of Appeals. The case was then appealed to the Wisconsin Supreme Court.

     In January 1994, the Wisconsin Supreme Court affirmed the decisions of the Dane County Circuit Court and Wisconsin Court of Appeals. In management's opinion, all avenues for appeal have been exhausted. As a result, WP&L reversed the entire reserve and was also allowed to collect interest on amounts of the penalty previously refunded to ratepayers. The reversal of the reserve plus interest had an after-tax affect of increasing net income in 1994 by $5.3 million.

MERGER PROPOSAL

     WPL Holdings, Inc. ("WPLH"), IES Industries Inc. ("IES"), and Interstate Power Company ("IPC") have entered into an Agreement and Plan of Merger ("Merger Agreement"), dated November 10, 1995, providing for: a) IPC becoming a wholly-owned subsidiary of WPLH, and b) the merger of IES with and into WPLH, which merger will result in the combination of IES and WPLH as a single holding company (collectively, the "Proposed Merger").

     The new holding company will be named Interstate Energy Corporation ("Interstate Energy"). The Proposed Merger, which will be accounted for as a pooling of interests, has been approved by the respective Board of Directors. It is still subject to approval by the shareholders of each company as well as several federal and state regulatory agencies. The companies expect to receive the shareholder approvals in the third quarter of 1996 and if all required regulatory approvals are received, it is presently anticipated that the proposed combination will be completed during the first half of 1997. The corporate headquarters of Interstate Energy will be in Madison.

     The business of Interstate Energy will consist of utility operations and various non-utility enterprises, and it is expected that its utility subsidiaries will serve more than 870,000 electric customers and 360,000 natural gas customers in Iowa, Illinois, Minnesota and Wisconsin. The operating revenues, net income from continuing operations and total assets of the companies were as follows:

                                                                                    PRO FORMA
                                                                                     COMBINED
                                               WPLH          IES          IPC       (UNAUDITED)
                                            ----------    ----------    --------    ----------
                                                              (IN THOUSANDS)
        1995 Operating revenues..........   $  807,255    $  851,010    $318,542    $1,976,807
        1995 Net income from continued
          operations.....................   $   71,618    $   64,176    $ 25,198    $  160,992
        Assets at December 31, 1995......   $1,872,414    $1,985,591    $634,316    $4,492,321

     Under the terms of the Merger Agreement, the outstanding shares of WPLH's common stock will remain unchanged and outstanding as shares of Interstate Energy. Each outstanding share of IES common stock will be converted to 1.01 shares (the "IES Ratio") of Interstate Energy's common stock. Each share of IPC's common stock will be converted to 1.11 shares of Interstate Energy's common stock. It is anticipated that Interstate Energy will retain WPLH's common share dividend payment level as of the effective time of the merger. On January 24, 1996, the Board of Directors of WPL Holdings, Inc. declared a quarterly dividend of 49.25 cents. This represents an equivalent annual rate of $1.97 per share.

     An amendment to the Merger Agreement provided for an adjustment of the IES Ratio from 0.98 shares to 1.01 shares in the event that, prior to consummation of the Mergers, McLeod, Inc. ("McLeod"), a Delaware Corporation in which IES has a significant interest, completed a firm commitment underwritten initial public offering, subject to certain requirements (the "McLeod Contingency"). On June 14, 1996, McLeod completed its initial public offering and the McLeod Contingency was satisfied. As a result, the IES Ratio was automatically adjusted to 1.01.

     Interstate Energy will be the parent company of the Company, IES Utilities and IPC and will be registered under the Public Utility Holding Company Act of 1935, as amended ("1935 Act"). The Merger Agreement provides that these operating utility companies will continue to operate as separate entities for a minimum of three years beyond the effective date of the merger. In addition, the non-utility operations of WPLH and IES will be combined shortly after the effective date of the merger under one entity to manage the diversified operations of Interstate Energy.

     The Securities and Exchange Commission (the "SEC") historically has interpreted the 1935 Act to preclude registered holding companies, with limited exceptions, from owning both electric and gas utility systems. Although the SEC has recently recommended that registered holding companies be allowed to hold both gas and electric utility operations if the affected states agree, it remains possible that the SEC may require as a condition to its approval of the Proposed Merger that WPLH, IES and IPC divest their gas utility properties, and possibly certain non-utility ventures of WPLH and IES, within a reasonable time after the effective date of the Proposed Merger.

     Legislation to repeal the 1935 Act was introduced in Congress in 1995 and is pending. No assurance can be given as to when or if such legislation will be considered or enacted. The Staff of the SEC has also recommended that the SEC "permit combination systems by registered holding companies if the affected states concur," and the SEC has proposed rules that would relax current restrictions on investment by registered holding companies in certain "energy related," non-utility businesses. No prediction can be made as to the outcome of these legislative and regulatory proposals.

UNION CONTRACT

     The three year contract WP&L has with the International Brotherhood of Electrical Workers, Local 965 is in effect until June 1, 1996. The contract covers 1,601 of WP&L's employees which represents approximately 69 percent of the total employees at December 31, 1995. At this time the results of negotiations cannot be estimated.

ENVIRONMENTAL

     WP&L cannot precisely forecast the effect of future environmental regulations by federal, state and local authorities upon its generating, transmission and other facilities, or its operations, but has taken steps to anticipate the future while meeting the requirements of current environmental regulations. The Clean Air Act Amendments of 1977 and subsequent amendments to the Clean Air Act, as well as the new laws affecting the handling and disposal of solid and hazardous wastes, could affect the siting, construction and operating costs of both present and future generating units.

     Under the Federal Clean Water Act, National Pollutant Discharge Elimination System permits for generating station discharge into water ways are required to be obtained from the Wisconsin Department of Natural Resources ("DNR") to which the permit program has been delegated. These permits must be periodically reviewed. WP&L has obtained such permits for all of its generating stations or has filed timely applications for renewals of such permits.

     Air quality regulations promulgated by the DNR in accordance with Federal standards impose statewide restrictions on the emission of particulates, sulfur dioxide, nitrogen oxides and other air pollutants and require permits from the DNR for the operation of emission sources. WP&L currently has the necessary permits to operate its fossil-fueled generating facilities. While periodic exceedances in air emissions may occur, management promptly acts on these excursions and works with the DNR to resolve any permit compliance issues. With the passage of the new Federal Clean Air Act Amendments, the state is required to include these provisions in its permit requirements.

     WP&L has submitted timely Title V permit applications in compliance with schedules set forth by the regulators. WP&L has also completed application for Phase II permits under the Clean Air Act in compliance with the time lines identified. The state Title V operating permits, when issued, will consolidate all existing air permit conditions and regulatory requirements into one permit for each facility. Permits are expected to be issued in 1996. Until such time, the facilities will continue to operate under their existing permit conditions.

     WP&L's compliance strategy for Wisconsin's sulfur dioxide law (discussed above) and the Federal Clean Air Act Amendments required plant upgrades at its generating facilities. The majority of these projects were completed in 1993. WP&L has installed continuous emission monitoring systems at all of its coal fired boilers in compliance with federal requirements. Monitoring for sulfur dioxide was also required by Title IV of the Federal Clean Air Act at WP&L's South Fond du Lac combustion turbine site. These requirements were also met. Additional monitoring systems for nitrogen oxides are required in 1996 at the combustion-turbine site. WP&L has installed these monitors, and will complete certification tests for the equipment by May 1996. No significant investments are anticipated at this time to meet the requirements of the Federal Clean Air Act Amendments.

     For a discussion of the Company's liability regarding environmental remediation at certain manufactured gas plant sites formerly operated by WP&L, see Note 11 of "Notes to Consolidated Financial Statements."

DIVIDEND DECLARATION

     On January 24, 1996, the Board of Directors of WPL Holdings, Inc. declared a quarterly dividend on common stock. The dividend is 49.25 cents per share payable February 15 to shareowners of record on February 2, 1996.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Wisconsin Power and Light Company:

     We have audited the accompanying consolidated balance sheets and statements of capitalization of WISCONSIN POWER AND LIGHT COMPANY (a Wisconsin corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, common shareowners' investment and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wisconsin Power and Light Company and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin,
January 26, 1996

                       WISCONSIN POWER AND LIGHT COMPANY

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                        YEAR ENDED DECEMBER 31,
                                                                        ------------------------
                                                                           1995          1994
                                                                        ----------    ----------
                                                                         (DOLLARS IN THOUSANDS)
Utility plant:
  Plant in Service--
     Electric........................................................   $1,681,093    $1,611,351
     Gas.............................................................      217,678       204,514
     Water...........................................................       22,518        22,070
     Common..........................................................      136,943       123,255
                                                                        ----------    ----------
                                                                         2,058,232     1,961,190
  Dedicated decommissioning funds, at market.........................       73,357        51,791
                                                                        ----------    ----------
                                                                         2,131,589     2,012,981
  Less-Accumulated provision for depreciation........................      887,562       808,853
                                                                        ----------    ----------
                                                                         1,244,027     1,204,128
  Construction work in progress......................................       36,996        42,731
  Nuclear fuel, net..................................................       18,867        19,396
                                                                        ----------    ----------
  Total utility plant................................................    1,299,890     1,266,255
Other property and equipment, net....................................       22,275         9,133
Investments..........................................................       12,488        12,228
Current assets:
  Cash and equivalents...............................................        4,671         2,234
  Net accounts receivable and unbilled revenue, less allowance for
     doubtful accounts of $0 and $209, respectively..................       33,971        21,689
  Coal, at average cost..............................................       14,625        15,824
  Materials and supplies, at average cost............................       20,611        20,835
  Gas in storage, at average cost....................................        6,319         7,975
  Prepayments and other..............................................       21,190        22,310
                                                                        ----------    ----------
     Total current assets............................................      101,387        90,867
                                                                        ----------    ----------
Deferred charges:
  Regulatory assets..................................................      156,740       144,476
  Other..............................................................       48,385        62,165
                                                                        ----------    ----------
     Total deferred charges..........................................      205,125       206,641
                                                                        ----------    ----------
     TOTAL ASSETS....................................................   $1,641,165    $1,585,124
                                                                        ==========    ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY

                         CAPITALIZATION AND LIABILITIES

                                                                        YEAR ENDED DECEMBER 31,
                                                                        ------------------------
                                                                           1995          1994
                                                                        ----------    ----------
                                                                         (DOLLARS IN THOUSANDS)
Capitalization:
  Common shareowners' investment.....................................   $  563,070    $  544,506
  Preferred stock not mandatorily redeemable.........................       59,963        59,963
  First mortgage bonds, net..........................................      318,599       336,538
                                                                        ----------    ----------
     Total capitalization............................................      941,632       941,007
                                                                        ----------    ----------
Current liabilities:
  Variable rate demand bonds.........................................       56,975        56,975
  Short-term debt....................................................       72,500        50,500
  Accounts payable and accruals......................................       82,428        67,518
  Accrued payroll and vacation.......................................       11,011        12,624
  Accrued taxes......................................................        7,795         7,299
  Accrued interest...................................................        7,574         7,669
  Other..............................................................       22,356        12,456
                                                                        ----------    ----------
     Total current liabilities.......................................      260,639       215,041
                                                                        ----------    ----------
Other credits:
  Accumulated deferred income taxes..................................      239,812       222,373
  Accumulated deferred investment tax credits........................       38,842        40,758
  Accrued environmental remediation costs............................       76,852        79,280
  Deferred credits and other.........................................       83,388        86,665
                                                                        ----------    ----------
                                                                           438,894       429,076
                                                                        ----------    ----------
  Commitments and contingencies (Note 11)
     TOTAL CAPITALIZATION AND LIABILITIES............................   $1,641,165    $1,585,124
                                                                        ==========    ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                     YEAR ENDED DECEMBER 31,
                                                                 --------------------------------
                                                                   1995        1994        1993
                                                                 --------    --------    --------
                                                                      (DOLLARS IN THOUSANDS)
Operating revenues:
  Electric....................................................   $546,324    $531,747    $503,187
  Gas.........................................................    139,165     151,931     137,270
  Water.......................................................      4,183       4,133       3,927
                                                                 --------    --------    --------
                                                                  689,672     687,811     644,384
                                                                 --------    --------    --------
Operating expenses:
  Electric production fuels...................................    116,488     123,469     123,919
  Purchased power.............................................     44,015      37,913      28,574
  Purchased gas...............................................     84,002     100,942      90,505
  Other operation.............................................    137,396     148,360     139,075
  Maintenance.................................................     42,043      41,227      44,763
  Depreciation................................................     81,164      73,194      61,197
  Taxes --
     Current federal income...................................     30,129      26,727      25,063
       Deferred income........................................     10,664      10,270       5,053
       Investment tax credit (restored).......................     (1,916)     (1,926)     (1,967)
       Current state income...................................      7,006       6,147       6,580
       Other..................................................     28,335      27,100      26,145
                                                                 --------    --------    --------
                                                                  579,326     593,423     548,907
                                                                 --------    --------    --------
Net operating income..........................................    110,346      94,388      95,477
                                                                 --------    --------    --------
Other income and (deductions):
  Allowance for equity funds used during construction.........      1,425       3,009       2,977
  Other, net..................................................       (238)      7,726      (2,188)
  Current income tax..........................................        329      (1,480)       (519)
  Deferred income tax.........................................        (52)     (2,029)       (419)
                                                                 --------    --------    --------
                                                                    1,464       7,226        (149)
                                                                 --------    --------    --------
Income before interest expense................................    111,810     101,614      95,328
                                                                 --------    --------    --------
Interest expense:
  Interest on bonds...........................................     28,647      28,796      28,422
  Allowance for borrowed funds used during construction.......       (663)     (1,029)     (1,053)
  Other.......................................................      5,174       2,352       3,854
                                                                 --------    --------    --------
                                                                   33,158      30,119      31,223
                                                                 --------    --------    --------
Net income....................................................     78,652      71,495      64,105
                                                                 --------    --------    --------
Preferred stock dividends.....................................      3,310       3,310       3,928
                                                                 --------    --------    --------
Net income for common stock...................................   $ 75,342    $ 68,185    $ 60,177
                                                                 ========    ========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              YEAR ENDED DECEMBER 31,
                                                                          --------------------------------
                                                                            1995        1994        1993
                                                                          --------    --------    --------
                                                                               (DOLLARS IN THOUSANDS)
Cash flows generated from (used for) operating activities:
  Net income...........................................................   $ 78,652    $ 71,495    $ 64,105
    Adjustments to reconcile net income to net cash generated from operating activities:
      Depreciation.....................................................     81,164      73,194      61,197
      Deferred income taxes............................................     10,716      12,299       5,472
      Investment tax credit restored...................................     (1,916)     (1,926)     (1,967)
      Amortization of nuclear fuel.....................................      7,787       6,707       7,049
      Allowance for equity funds using during construction.............     (1,425)     (3,009)     (2,977)
  Changes in assets and liabilities:
    Net accounts receivable and unbilled revenue.......................    (12,281)     16,335       4,124
    Coal...............................................................      1,199         218       2,943
    Materials and supplies.............................................        224         884          (6)
    Gas in storage.....................................................      1,656         779      (4,463)
    Prepayments and other..............................................      1,121        (634)       (383)
    Accounts payable and accruals......................................     13,203      (4,912)        640
    Accrued taxes......................................................        496      (3,775)       (538)
    Other, net.........................................................     15,674      19,102      18,004
                                                                          --------    --------    --------
      Net cash generated from operating activities.....................    196,270     186,757     153,200
                                                                          --------    --------    --------
Cash flows generated from (used for) financing activities:
  Common stock cash dividends..........................................    (56,778)    (55,911)    (54,327)
  Retirement of first mortgage bonds...................................    (18,000)      --          --
  Issuance of preferred stock..........................................      --          --         29,986
  Redemption of preferred stock........................................      --          --        (29,986)
  Preferred stock issuance expense.....................................      --          --         (1,083)
  Preferred stock dividends............................................     (3,310)     (3,310)     (3,928)
  Net change in short-term debt........................................     22,000      (8,500)      8,000
  Current bond maturities and sinking fund requirements................      --          --           (100)
  Equity contribution from parent......................................      --          9,649      61,399
                                                                          --------    --------    --------
    Net cash (used for) generated from financing activities............    (56,088)    (58,072)      9,961
                                                                          --------    --------    --------
Cash flows generated from (used for) investing activities:
  Additions to utility plant, excluding AFUDC..........................    (97,938)   (123,959)   (149,333)
  Allowance for borrowed funds used during construction................       (663)     (1,029)     (1,053)
  Dedicated decommissioning funds......................................    (21,566)     (1,988)     (9,426)
  Other, net...........................................................    (17,578)     (5,405)      2,200
                                                                          --------    --------    --------
    Net cash used for investing activities.............................   (137,745)   (132,381)   (157,612)
                                                                          --------    --------    --------
Net increase (decrease) in cash and equivalents........................      2,437      (3,696)      5,549
Cash and equivalents at beginning of year..............................      2,234       5,930         381
                                                                          --------    --------    --------
Cash and equivalents at end of year....................................   $  4,671    $  2,234    $  5,930
                                                                          ========    ========    ========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest on debt...................................................   $ 30,841    $ 30,156    $ 32,246
    Income taxes.......................................................   $ 37,968    $ 29,642    $ 32,465

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY

                   CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                                                           YEAR ENDED DECEMBER
                                                                                   31,
                                                                          ---------------------
                                                                            1995         1994
                                                                          --------     --------
                                                                               (DOLLARS IN
                                                                               THOUSANDS)
Common shareowners investment:
  Common stock, $5 par value, authorized--18,000,000 shares; issued and
     outstanding--13,236,601 shares....................................   $ 66,183     $ 66,183
  Premium on capital stock.............................................    197,423      197,423
  Capital surplus......................................................      1,747        1,747
  Reinvested earnings..................................................    297,717      279,153
                                                                          --------     --------
       Total common shareowner's investment............................    563,070      544,506
Preferred stock not mandatorily redeemable:
  Cumulative, without par value, $100 stated value, authorized
     3,750,000 shares, maximum aggregate stated value $150,000,000;
       4.50% series, 99,970 shares outstanding.........................      9,997        9,997
       4.80% series, 74,912 shares outstanding.........................      7,491        7,491
       4.96% series, 64,979 shares outstanding.........................      6,498        6,498
       4.40% series, 29,957 shares outstanding.........................      2,996        2,996
       4.76% series, 29,947 shares outstanding.........................      2,995        2,995
       6.20% series, 150,000 shares outstanding........................     15,000       15,000
  Cumulative, without par value, $25 stated value, 6.50% series,
     599,460 shares outstanding........................................     14,986       14,986
                                                                          --------     --------
       Total preferred stock...........................................     59,963       59,963
First mortgage bonds:
  Series L, 6.25%, due 1998............................................      8,899        8,899
  1984 Series A, variable rate, due 2014 (5.25% at 12/ 31/95)..........      8,500        8,500
  1988 Series A, variable rate, due 2015 (5.15% at 12/31/95)...........     14,600       14,600
  1990 Series V, 9.3%, due 2025........................................     32,000       50,000
  1991 Series A, variable rate, due 2015 (6.10% at 12/31/95)...........     16,000       16,000
  1991 Series B, variable rate, due 2005 (6.10% at 12/ 31/95)..........     16,000       16,000
  1991 Series C, variable rate, due 2000 (6.10% at 12/ 31/95)..........      1,000        1,000
  1991 Series D, variable rate, due 2000 (6.10% at 12/ 31/95)..........        875          875
  1992 Series W, 8.6%, due 2027........................................     90,000       90,000
  1992 Series X, 7.75%, due 2004.......................................     62,000       62,000
  1992 Series Y, 7.6%, due 2005........................................     72,000       72,000
  1992 Series Z, 6.125%, due 1997......................................     55,000       55,000
                                                                          --------     --------
       Total first mortgage bonds......................................    376,874      394,874
Less:
  Variable rate demand bonds...........................................    (56,975)     (56,975)
  Unamortized discount.................................................     (1,300)      (1,361)
                                                                          --------     --------
       Total first mortgage bonds, net.................................    318,599      336,538
                                                                          --------     --------
          TOTAL CAPITALIZATION.........................................   $941,632     $941,007
                                                                          ========     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY

           CONSOLIDATED STATEMENTS OF COMMON SHAREOWNER'S INVESTMENT

                                                                     YEAR ENDED DECEMBER 31,
                                                                 --------------------------------
                                                                   1995        1994        1993
                                                                 --------    --------    --------
                                                                      (DOLLARS IN THOUSANDS)
Common stock:
  Balance at beginning and end of year........................   $ 66,183    $ 66,183    $ 66,183
Premium on capital stock:
  Balance at beginning of year................................    197,423     187,774     126,374
  Equity contribution from parent.............................      --          9,649      61,399
                                                                 --------    --------    --------
  Balance at end of year......................................    197,423     197,423     187,773
Capital surplus:
  Balance at beginning and end of year........................      1,747       1,747       1,747
Reinvested earnings:
  Balance at beginning of year................................    279,153     267,000     262,233
  Add--Income before preferred dividends......................     78,652      71,494      64,105
  Deduct--
     Cash dividends on preferred stock........................     (3,310)     (3,310)     (3,928)
     Cash dividends to parent on common stock.................    (56,778)    (55,911)    (54,327)
     Preferred stock issuance expense.........................      --          --         (1,083)
     Other....................................................      --           (120)      --
                                                                 --------    --------    --------
     Balance at end of year...................................    297,717     279,153     267,000
TOTAL COMMON SHAREOWNER'S INVESTMENT..........................   $563,070    $544,506    $522,703
                                                                 ========    ========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (DOLLARS IN THOUSANDS EXCEPT AS OTHERWISE INDICATED)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES:

A.  BUSINESS AND CONSOLIDATION:

     Wisconsin Power and Light Company ("WP&L" or the "Company") is a subsidiary of WPL Holdings, Inc. ("WPLH").

     WP&L is a public utility predominantly engaged in the transmission and distribution of electric energy and the generation and bulk purchase of electric energy for sale. WP&L also transports, distributes and sells natural gas purchased from gas suppliers. Nearly all of WP&L's retail customers are located in south and central Wisconsin. WP&L's principal consolidated subsidiary is South Beloit Water, Gas and Electric Company. Certain amounts from prior years have been reclassified to conform with the current year presentation.

B.  REGULATION:

     WP&L's financial records are maintained in accordance with the uniform system of accounts prescribed by its regulators. The Public Service Commission of Wisconsin ("PSCW") and the Illinois Commerce Commission have jurisdiction over retail rates, which represent approximately 82 percent of electric revenues plus all gas revenues. The Federal Energy Regulatory Commission ("FERC") has jurisdiction over wholesale electric rates representing the balance of electric revenues. Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation" provides that rate-regulated public utilities such as WP&L record certain costs and credits allowed in the ratemaking process in different periods than for unregulated entities. These are deferred as regulatory assets or regulatory liabilities and are recognized in the Consolidated Statements of Income at the time they are reflected in rates.

C.  USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results will, in most cases, differ from those estimates.

D.  UTILITY PLANT AND OTHER PROPERTY AND EQUIPMENT:

     Utility plant and other property and equipment are recorded at original cost and cost, respectively. Utility plant costs include financing costs that are capitalized using the FERC method for allowance for funds used during construction ("AFUDC"). The AFUDC capitalization rate for 1995 was 6.68 percent. These capitalized costs are recovered in rates as the cost of the utility plant is depreciated.

     Normal repairs, maintenance and minor items of utility plant and other property and equipment are expensed. Ordinary utility plant retirements, including removal costs less salvage value, are charged to accumulated depreciation upon removal from utility plant accounts, and no gain or loss is recognized. Upon

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN THOUSANDS EXCEPT AS OTHERWISE INDICATED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES: (CONTINUED) retirement or sale of other property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in other income and deductions.

E.  DEPRECIATION:

     The Company uses the straight-line method of depreciation. For utility plant, straight-line depreciation is computed on the average balance of depreciable property at individual straight-line PSCW approved rates that consider the estimated useful life and removal cost or salvage value as follows:

                                                           ELECTRIC    GAS     WATER    COMMON
                                                           --------    ----    -----    ------
        1995............................................     3.3%      3.7%    2.5%      7.9%
        1994............................................     3.2%      3.7%    2.5%      7.2%
        1993............................................     3.2%      3.7%    2.5%      7.3%

     Depreciation expense related to WP&L's share of the decommissioning of the Kewaunee Nuclear Power Plant is discussed in "Note 11 Commitments and Contingencies." WP&L has filed a depreciation rate case with the PSCW requesting higher depreciation rates, which if approved, will be effective in 1997.

     Estimated useful lives related to other property and equipment are from 3 to 12 years for equipment and 31.5 to 40 years for buildings.

F.  NUCLEAR FUEL:

     Nuclear fuel is recorded at its original cost and is amortized to expense based upon the quantity of heat produced for the generation of electricity. This accumulated amortization assumes spent nuclear fuel will have no residual value. Estimated future disposal costs of such fuel are expensed based on kilowatthours generated.

G.  REVENUE:

     WP&L accrues utility revenues for services provided but not yet billed.

H.  ELECTRIC PRODUCTION FUELS AND PURCHASED GAS:

     (1) Electric Production Fuels:

          Through 1994, the PSCW retail electric rates provided a range from which actual fuel costs could vary in relation to costs forecasted and used in rates. If actual fuel costs fell outside this range, a hearing could be held to determine if a rate change was necessary, and a rate increase or decrease could result.

          Beginning with WP&L's latest rate order UR-109, effective January 1, 1995, the automatic fuel adjustment clause was eliminated. In its absence, WP&L will benefit from reductions in fuel cost. Conversely, WP&L will be exposed to increases in fuel costs.

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN THOUSANDS EXCEPT AS OTHERWISE INDICATED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES: (CONTINUED) An automatic fuel adjustment clause for the FERC wholesale portion of
     WP&L's electric business and South Beloit's retail rates operates to increase or decrease monthly rates based on changes in fuel costs.

     (2) Purchased Gas:

          Through 1994, WP&L's base gas cost recovery rates permitted the recovery of, or refund to, all customers for any increases or decreases in the cost of gas purchased from WP&L's suppliers through a monthly purchased gas adjustment clause. Beginning with UR-109, the monthly purchased gas adjustment clause was also eliminated. Thus, the fluctuations in the commodity cost of gas above or below a prescribed commodity price index will serve to increase or decrease WP&L's margin on gas sales. Fixed demand costs are excluded from the incentive program. Both benefits and exposures are subject to customer sharing provisions. WP&L's share is capped at $1.1 million pre-tax.

I.  CASH AND EQUIVALENTS:

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of these items.

J.  INCOME TAXES:

     Under the terms of an agreement with WPLH, the Company calculates its federal tax provisions and makes payments to WPLH as if it were a separate taxable entity.

     Beginning in 1993, WP&L fully provides deferred income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes", to reflect tax effects of reporting book and tax items in different periods. Investment tax credits are accounted for on a deferred basis and reflected in income ratably over the life of related property.

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN THOUSANDS EXCEPT AS OTHERWISE INDICATED)

NOTE 2.  JOINTLY OWNED UTILITY PLANTS:

     WP&L participates with other Wisconsin utilities in the construction and operation of several jointly owned utility generating plants. The chart below represents WP&L's proportionate share of such plants as reflected in the Consolidated Balance Sheets at December 31, 1995 and 1994.

                                                                            1995                             1994
                                                               -------------------------------  -------------------------------
                             OWNERSHIP                                    ACCUMULATED                      ACCUMULATED
                             INTEREST    INSERVICE   PLANT MW  PLANT IN  PROVISION FOR          PLANT IN  PROVISION FOR
                                 %         DATE      CAPACITY  SERVICE   DEPRECIATION    CWIP   SERVICE   DEPRECIATION    CWIP
                             ---------  -----------  --------  --------  -------------  ------  --------  -------------  ------
Coal:
  Columbia Energy Center....    46.2    1975 & 1978    1,023   $160,348    $  79,521    $ 881   $159,650    $  78,573    $1,484
  Edgewater Unit 4..........    68.2       1969          330     50,762       26,759      216     50,206       25,394      181
  Edgewater Unit 5..........    75.0       1985          380    229,429       68,515        0    225,336       63,324       26
Nuclear:
  Kewaunee Nuclear Power
    Plant...................    41.0       1974          535    132,211       76,096      836    132,726       72,367      452
                                                               --------  -------------  ------  --------  -------------  ------
Total.......................                                   $572,750    $ 250,891    $1,933  $567,918    $ 239,658    $2,143
                                                               ========  ===========    ======  ========  ===========    ======

     Each of the respective joint owners finances its portion of construction costs. WP&L's share of operation and maintenance expenses is included in the Consolidated Statements of Income.

NOTE 3.  NET ACCOUNTS RECEIVABLE:

     WP&L has a contract with a financial organization to sell, with limited recourse, certain accounts receivable and unbilled revenues. These receivables include customer receivables, sales to other public utilities and billings to the co-owners of the jointly owned electric generating plants that WP&L operates. The contract allows WP&L to sell up to $150 million of receivables at any time. Expenses related to the sale of receivables are paid to the financial organization under this contract and include, along with various other fees, a monthly discount charge on the outstanding balance of receivables sold that approximated a 5.94 percent annual rate during 1995. These costs are recovered in retail utility rates as an operating expense. All billing and collection functions remain the responsibility of WP&L. The contract expires August 16, 1998, unless extended by mutual agreement.

     As of December 31, 1995 and 1994, the balance of sold accounts receivable that had not been collected totaled $79.5 million and $76.5 million, respectively. During 1995, the monthly proceeds from the sale of accounts receivable averaged $77.5 million, compared with $82.3 million in 1994.

     The Company does not have any significant concentrations of credit risk in the December 31, 1995 and 1994 net accounts receivable balances.

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN THOUSANDS EXCEPT AS OTHERWISE INDICATED)

NOTE 4.  REGULATORY ASSETS AND REGULATORY LIABILITIES:

     Certain costs and credits are deferred and amortized in accordance with authorized or expected ratemaking treatment. As of December 31, 1995 and 1994, regulatory created assets include the following:

                                                                      1995        1994
                                                                    --------    --------
        Environmental remediation costs..........................   $ 81,431    $ 82,179
        Tax related (See note 6).................................     47,837      43,736
        Jurisdictional plant differences.........................      7,517       7,173
        Decontamination and decommissioning costs of federal
          enrichment facilities..................................      6,555       7,100
        Other....................................................     13,400       4,288
                                                                    --------    --------
                                                                    $156,740    $144,476
                                                                    ========    ========

     The PSCW, in rate case UR-108, ordered the recovery of environmental remediation costs incurred be deferred and amortized over a five-year period with no recovery of the carrying costs on the unamortized balance.

     As of December 31, 1995 and 1994, WP&L had recorded regulatory related liabilities of $37,898 and $42,803, respectively. These liabilities are primarily tax related.

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." This statement imposes stricter criteria for regulatory assets by requiring that such assets be probable of future recovery at each balance sheet date. The Company adopted this standard on January 1, 1996, and does not expect that adoption will have a material impact on the financial position or results of operations of the Company based on the current regulatory structure in which the Company operates. This conclusion may change in the future as competitive factors influence wholesale and retail pricing in this industry.

NOTE 5. EMPLOYEE BENEFIT PLANS:

A.  PENSION PLANS:

     WP&L has noncontributory, defined benefit retirement plans covering substantially all employees. The benefits are based upon years of service and levels of compensation. WP&L's funding policy is to contribute at least the statutory minimum to a trust.

     The projected unit credit actuarial cost method was used to compute net pension costs and the accumulated and projected benefit obligations. The discount rate used in determining those benefit obligations was 7.25, 8.25 and
7.25 percent for 1995, 1994 and 1993, respectively. The long-term rate of return on assets used in determining those benefit obligations was 9.00, 9.00 and 9.75 percent for 1995, 1994, and 1993, respectively.

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN THOUSANDS EXCEPT AS OTHERWISE INDICATED)

NOTE 5.  EMPLOYEE BENEFIT PLANS: (CONTINUED)
     The following table sets forth the funded status of the WP&L plans and amounts recognized in the Company's Consolidated Balance Sheets at December 31, 1995 and 1994:

                                                                    1995         1994
                                                                  ---------    ---------
        Accumulated benefit obligation--
          Vested benefits......................................   $(157,111)   $(134,829)
          Non-vested benefits..................................      (2,755)      (3,295)
                                                                  ---------    ---------
             Total benefits....................................   $(159,866)   $(138,124)
                                                                  =========    =========
        Projected benefit obligation...........................   $(184,937)   $(154,283)
        Plan assets at fair value, primarily common stocks and
          fixed income securities..............................     202,343      178,095
                                                                  ---------    ---------
        Plan assets in excess of projected benefit
          obligation...........................................      17,406       23,812
        Unrecognized net transition asset......................     (16,928)     (19,376)
        Unrecognized prior service cost........................       4,022        5,679
        Unrecognized net loss..................................      24,685       14,737
                                                                  ---------    ---------
        Pre-paid pension costs, included in other deferred
          charges..............................................   $  29,185    $  24,852
                                                                  =========    =========

     The net pension cost (benefit) recognized in the Consolidated Statements of Income for 1995, 1994 and 1993 included the following components:

                                                             1995        1994        1993
                                                           --------    --------    --------
        Service Cost....................................   $  3,879    $  5,123    $  4,263
        Interest Cost on projected benefit obligation...     12,911      12,051      11,614
        Actual return on assets.........................    (31,548)      1,016     (24,759)
        Amortization and deferral.......................     15,103     (17,795)      8,430
                                                           --------    --------    --------
        Net Pension cost (benefit)......................   $    345    $    395    $   (452)
                                                           ========    ========    ========

B.  POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE:

     Effective January 1, 1993, the Company prospectively adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". SFAS No. 106 establishes standards of financial accounting and reporting for the Company's postretirement health care and life insurance benefits. SFAS No. 106 requires the accrual of the expected cost of such benefits during the employees' years of service based on actuarial methodologies that closely parallel pension accounting requirements. WP&L has elected delayed recognition of the transition obligation and is amortizing the discounted present value of the transition obligation to expense over 20 years. The cost of providing postretirement benefits, including the transition obligation, is being recovered in retail rates under current regulatory practices.

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN THOUSANDS EXCEPT AS OTHERWISE INDICATED)

NOTE 5.  EMPLOYEE BENEFIT PLANS: (CONTINUED)
     The following table sets forth the plans' funded status:

                                                                      1995        1994
                                                                    --------    --------
        Accumulated benefit obligation--
          Retirees...............................................   $(35,639)   $(29,273)
          Fully eligible active plan participants................     (6,261)     (5,998)
          Other active plan participants.........................     (8,091)     (7,675)
                                                                    --------    --------
             Total...............................................    (49,991)    (42,946)
        Plan assets at fair value................................     11,768       9,767
                                                                    --------    --------
        Accumulated benefit obligation in excess of plan
          assets.................................................    (38,223)    (33,179)
        Unrecognized transition obligation.......................     25,003      26,474
        Unrecognized loss........................................      1,166      (2,570)
                                                                    --------    --------
        Accrued postretirement benefits liability................   $(12,054)   $ (9,275)
                                                                    ========    ========

     The net postretirement benefits cost recognized in the Consolidated Statements of Income for 1995, 1994 and 1993 included the following components:

                                                             1995         1994        1993
                                                            -------      ------      ------
        Service cost.....................................   $ 1,495      $1,739      $1,463
        Interest cost on projected benefit obligation....     3,567       3,135       3,151
        Actual return on assets..........................    (2,051)       (253)       (696)
        Amortization of transition obligation............     1,471       1,527       1,560
        Amortization and deferral........................     1,313        (381)        (27)
                                                            -------      ------      ------
        Net postretirement benefits cost.................   $ 5,795      $5,767      $5,451
                                                            =======      ======      ======

     The postretirement benefits cost components for 1995 were calculated assuming health-care cost trend rates ranging from 11.5 percent for 1995 and decreasing to 5.0 percent by the year 2002. The health-care cost trend rate considers estimates of health care inflation, changes in utilization or delivery, technological advances, and changes in the health status of the plan participants.

     Increasing the health-care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995, by $2.8 million and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year by $.5 million.

     The assumed discount rate used in determining the accumulated postretirement obligation was 7.25, 8.25 and 7.25 percent in 1995, 1994 and 1993, respectively. The long-term rate of return on assets was 9.00, 9.00 and
9.50 percent in 1995, 1994 and 1993, respectively. Plan assets are primarily invested in common stock,

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN THOUSANDS EXCEPT AS OTHERWISE INDICATED)

NOTE 5.  EMPLOYEE BENEFIT PLANS: (CONTINUED)
bonds and fixed income securities. The Company's funding policy is to contribute the tax-advantaged maximum to a trust.

C.  OTHER POST-EMPLOYMENT BENEFITS:

     In November 1992, the Financial Accounting Standards Board issued SFAS No. 112, "Employers' Accounting for Post-employment Benefits." SFAS No. 112, which was effective January 1, 1994, establishes standards of financial accounting and reporting for the estimated cost of benefits provided by an employer to former or inactive employees after employment but before retirement. The effect of adopting SFAS No. 112 was not material to the Company's financial position and results of operations.

D.  LONG-TERM EQUITY INCENTIVE PLAN

     On January 23, 1994, the Company adopted the "WPL Holdings, Inc. Long-Term Equity Incentive Plan" (the "Plan") which permits the grant of non-qualified stock options and performance units. To date, 41,900 non-qualified stock options and equivalent performance units have been granted. The non-qualified stock options have a per-share option price of $27.50. There were no options exercised during the year nor exercisable at year-end.

NOTE 6.  INCOME TAXES:

     The following table reconciles the statutory federal income tax rate to the effective income tax rate:

                                                                   1995     1994     1993
                                                                   ----     ----     ----
        Statutory federal income tax rate.......................   35.0%    35.0%    35.0%
        State income taxes, net of federal benefit..............    5.8      5.6      6.1
        Investment tax credits restored.........................   (1.5)    (1.7)    (2.0)
        Amortization of excess deferred taxes...................   (1.4)    (1.5)    (1.5)
        Adjustment for prior period taxes.......................   (1.5)     1.3     (2.3)
        Other differences, net..................................    0.3     (0.2)     0.4
                                                                   ----     ----     ----
        Effective income tax rate...............................   36.7%    38.5%    35.7%
                                                                   ====     ====     ====

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN THOUSANDS EXCEPT AS OTHERWISE INDICATED)

NOTE 6.  INCOME TAXES: (CONTINUED)
     The temporary differences that resulted in accumulated deferred income tax (assets) and liabilities as of December 31, 1995 and 1994, are as follows:

                                                                      1995        1994
                                                                    --------    --------
        Accelerated depreciation and other plant related.........   $226,647    $213,447
        Unamortized investment tax credits.......................    (20,762)    (21,784)
        Regulatory liability.....................................     19,202      17,553
        Other....................................................     14,725      13,157
                                                                    --------    --------
                                                                    $239,812    $222,373
                                                                    ========    ========

     Changes in WP&L's deferred income taxes arising from the adoption of SFAS No. 109 represent amounts recoverable or refundable through future rates and have been recorded as net regulatory assets on the Consolidated Balance Sheets. These net regulatory assets are being recovered in rates over the estimated remaining useful lives of the assets to which they pertain.

NOTE 7.  SHORT-TERM DEBT AND LINES OF CREDIT:

     The Company maintains committed bank lines of credit, most of which are at the bank prime rates, to obtain short-term borrowing flexibility, including pledging lines of credit as security for any commercial paper outstanding. Amounts available under these lines of credit totaled $70 million as of December 31, 1995.

     Information regarding short-term debt and lines of credit is as follows:

                                                          1995           1994           1993
                                                       -----------    -----------    -----------
As of end of year--
  Commercial paper outstanding......................     $56,500        $50,500        $49,000
  Notes payable outstanding.........................     $16,000          --           $10,000
  Discount rates on commercial paper................   5.73%-5.95%    5.64%-6.12%    3.24%-3.40%
  Interest rates on notes payable...................   5.80%-5.83%        --            3.34%
For the year ended--
  Maximum month-end amount of short-term debt.......     $80,000        $50,500        $59,000
  Average amount of short-term debt (based on daily
     outstanding balances)..........................     $48,760        $25,374        $30,423
  Average interest rate on short-term debt..........      5.90%          4.39%          3.29%

NOTE 8.  DERIVATIVE FINANCIAL INSTRUMENTS:

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate and gas commodity price risks.

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN THOUSANDS EXCEPT AS OTHERWISE INDICATED)

NOTE 8.  DERIVATIVE FINANCIAL INSTRUMENTS: (CONTINUED)
     The Company enters into interest rate swap agreements to reduce the impact of changes in interest rates on its floating-rate debt and fees associated with the sale of its accounts receivable. The notional principal amount of interest rate swaps outstanding as of December 31, 1995, was $123 million. Average variable rates are based on rates implied in the forward yield curve at the reporting date. The average pay and receive rates associated with these agreements are 5.27 percent and 5.31 percent, respectively. The swap agreements have contract maturities from one-and-a half to five years. It is not the Company's intent to terminate these contracts, however, the total cost to the Company if it were to terminate all of the agreements existing at December 31, 1995, is $.8 million. In addition, the Company entered into an interest rate forward contract related to the anticipated issuance of $60 million of long-term debt securities. At December 31, 1995, the forward contract, if settled on that date, would have required a payment by the Company of approximately $6.7 million. The financial impact of this contract, which will result in either a cash payment or cash receipt, will be deferred and recognized as an adjustment to interest expense over the life of the new bonds to effect the interest rate implicit in the forward contract.

     The Company uses gas commodity swaps to reduce the impact of price fluctuations on gas purchased and injected into storage during the summer months and withdrawn and sold at current market prices during the winter months. Variances between underlying commodity prices and financial contracts on these agreements are deferred and recognized as increases or decreases in the cost of gas at the time the storage gas is sold. At December 31, 1995 and 1994, the commodity swap agreements outstanding were immaterial.

NOTE 9.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     In accordance with SFAS No. 107, "Disclosure about Fair Value of Financial Instruments," all financial instruments of the Company for which the carrying amount does not approximate fair value, must be disclosed. At December 31, 1995, the fair value of long-term debt was $408.4 million and the carrying amount was $375.6 million. At December 31, 1994, the fair value of long-term debt was $385.1 million and the carrying amount was $393.5 million.

NOTE 10. CAPITALIZATION:

A.  COMMON SHAREOWNER'S INVESTMENT:

     A retail rate order effective January 1, 1995, requires WP&L to maintain a utility common equity level of 51.93 percent of total utility capitalization during the test years January 1, 1995 to December 31, 1996. In addition, the PSCW ordered that it must approve the payment of dividends by WP&L to WPLH that are in excess of the level forecasted in the rate order ($58.1 million), if such dividends would reduce WP&L's average common equity ratio below 51.93 percent. At December 31, 1995, WP&L's common equity ratio was 52.6 percent.

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN THOUSANDS EXCEPT AS OTHERWISE INDICATED)

NOTE 10. CAPITALIZATION: (CONTINUED)
B.  LONG-TERM DEBT:

     Substantially all of WP&L's utility plant is secured by its first mortgage bonds. Current maturities of long-term debt are as follows: $0 in 1996, $55 million in 1997, $8.9 million in 1998, $0 in 1999 and $1.9 million in 2000.

     On September 14, 1995, the Company received an order from the PSCW authorizing the sale of up to $60 million of long-term debt securities. The Company currently expects to make an offering of the long-term debt securities before December 31, 1996, unless the PSCW grants a request for extension. The Company intends to use the net proceeds from the sale of these securities first to repay short-term debt which was incurred in June 1995 to repurchase in private transactions $18 million aggregate principal amount of the Company's
9.30 percent first mortgage bonds, Series V, due December 1, 2025. The remainder of the net proceeds will be used to repay other short-term debt incurred by the Company to finance utility construction expenditures and for general corporate purposes.

NOTE 11.  COMMITMENTS AND CONTINGENCIES:

A. COAL CONTRACT COMMITMENTS:

     To ensure an adequate supply of coal, WP&L has entered into certain long-term coal contracts. These contracts include a demand or take-or-pay clause under which payments are required if contracted quantities are not purchased. Purchase obligations on these coal and related rail contracts total approximately $168 million through December 31, 2002. WP&L's management believes it will meet minimum coal and rail purchase obligations under the contracts. Minimum purchase obligations on these contracts over the next five years are estimated to be $37 million in 1996, 1997, and 1998, $30 million in 1999 and $10 million in 2000.

B.  PURCHASED POWER AND GAS:

     Under firm purchased power and gas contracts, WP&L is obligated as follows (dollars in millions):

                                                    PURCHASED POWER              PURCHASED GAS
                                                  --------------------    ---------------------------
                                                   PURCHASE                PURCHASE      DECATHERMS
                                                  OBLIGATION     MW'S     OBLIGATION    (IN MILLIONS)
                                                  ----------    ------    ----------    -------------
        1996...................................     $ 23.4       2,893       $ 73             94
        1997...................................       14.1       4,212         62             82
        1998...................................       17.7       4,041         52             69
        1999...................................       19.8       4,050         43             54
        2000...................................       27.7       4,796         39             52
        Thereafter.............................      104.6      11,510        108            163

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN THOUSANDS EXCEPT AS OTHERWISE INDICATED)

NOTE 11.  COMMITMENTS AND CONTINGENCIES: (CONTINUED)
C.  MANUFACTURED GAS PLANT SITES:

     Historically, WP&L has owned 11 properties that have been associated with the production of manufactured gas. Currently, WP&L owns five of these sites, three are owned by municipalities, and the remaining three are owned by private companies. In 1989, WP&L initiated investigation of these manufactured gas plant sites. The Wisconsin Department of Natural Resources ("DNR") has been involved in reviewing investigation plans and has received ongoing reports regarding these investigations.

     WP&L has continued its investigations and studies. WP&L confirmed that there was no contamination at two of the sites and has now received a close out letter from the DNR related to each of those sites. Additionally, the investigation of historical records at a third site indicated a minimal likelihood of any significant environmental impacts. In 1995, WP&L requested and received a close out letter for the third site.

     In February 1993, WP&L completed cost estimates for the environmental remediation of the eight remaining sites. The result of this analysis indicate that during the next 32 years, WP&L will expend approximately $77 million for feasibility studies, data collection, soil remediation activities, groundwater research and groundwater remediation activities, including construction of slurry containment walls and the installation of groundwater pump and treatment facilitates. This estimate was based on various assumptions, and is subject to continuous review and revision by management.

     The cost estimate set forth above assumes 4 percent average inflation over the period. The cost estimate also contemplates that primarily groundwater pump and treatment activities will take place after 1998 through and including 2027. During this time, WP&L estimates that it will incur average annual costs of $2 million to complete the planned groundwater remediation activities.

     Through 1995, management has continued its oversight of the issues related to the above manufactured gas plant sites without significant revision to the above estimates and assumptions. With respect to rate recovery of these costs, the PSCW has approved a five-year amortization of the unamortized balance of environmental costs expended to date. Based on the present regulatory record at the PSCW, management believes that future costs of remediating these manufactured gas plant sites will be recovered in rates.

D.  SPENT NUCLEAR FUEL AND DECOMMISSIONING COSTS:

     Wisconsin utilities with ownership of nuclear generating plants are required by the PSCW to establish and make annual contributions to external trust funds to provide for plant decommissioning over the remaining life of the Kewaunee Nuclear Power Plant ("Kewaunee"). In July 1994, the PSCW issued a generic order covering utilities that have nuclear generation, which standardizes the escalation assumptions to be used in determining nuclear decommissioning liabilities.

     WP&L's share of the decommissioning costs of Kewaunee is estimated to be $169 million (in 1995 dollars, assuming the plant is operating through 2013) based on a 1992 site-specific study, using the immediate dismantlement method of decommissioning. The costs of decommissioning are assumed to escalate

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN THOUSANDS EXCEPT AS OTHERWISE INDICATED)

NOTE 11. COMMITMENTS AND CONTINGENCIES: (CONTINUED) at an annual rate of 6.5 percent. The undiscounted amount of decommissioning costs estimated to be expended between the years 2014 and 2050 is $1,016 million.

     WP&L has established external trusts to custody decommissioning funds. The Company's current annual contribution is $10.7 million. This amount is fully recovered in rates. The after-tax income of the external trust funds was $2.8 million, $2.7 million and $1.1 million for the years ended December 31, 1995, 1994 and 1993, respectively. In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the fair value of the external trusts as of December 31, 1995 and 1994, is reported as $73.4 million and $51.8 million, respectively.

     Decommissioning costs, which include the annual contribution and earnings on the assets of the trust, are recorded as depreciation expense in the Consolidated Statements of Income with the cumulative amount included in the accumulated provision for depreciation on the Consolidated Balance Sheets. Depreciation expense related to Kewaunee totaled $13.6 million, $13.4 million and $6.1 million in 1995, 1994 and 1993, respectively. As of December 31, 1995, the total decommissioning costs included in the accumulated provision for depreciation were $73.4 million.

     Under the Nuclear Waste Policy Act of 1982, the U.S. Department of Energy ("DOE") is responsible for the ultimate storage and disposal of spent nuclear fuel removed from nuclear reactors. Interim storage space for spent nuclear fuel is currently provided at Kewaunee. Currently there is on-site storage capacity for spent fuel through the year 2001. An investment of approximately $2.5 million could provide additional storage sufficient to meet spent fuel storage needs until the expiration of the current operating license. The following summarizes the investment at December 31, 1995 and 1994:

                                                                      1995        1994
                                                                    --------    --------
        Original cost of nuclear fuel............................   $160,997    $155,190
        Less -- Accumulated amortization.........................    142,130     135,794
                                                                    --------    --------
        Nuclear fuel, net........................................   $ 18,867    $ 19,396
                                                                    ========    ========

E.  NUCLEAR INSURANCE:

     The Price Anderson Act provides for the payment of funds for public liability claims arising from a nuclear incident. Accordingly, in the event of a nuclear incident, WP&L, as a 41-percent owner of Kewaunee, is subject to an overall assessment of approximately $32.5 million per incident for its ownership of this factor, not to exceed $4.1 million payable in any given year.

     Through its membership in Nuclear Electric Insurance Limited, WP&L has obtained property damage and decontamination insurance totaling $1.5 billion for loss from damage at Kewaunee. In addition, WP&L maintains outage and replacement power insurance coverage totaling $101.4 million in the event an outage exceeds 21 weeks.

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN THOUSANDS EXCEPT AS OTHERWISE INDICATED)

NOTE 11.  COMMITMENTS AND CONTINGENCIES: (CONTINUED)
F.  PLANNED CAPITAL EXPENDITURES:

     Plans for the construction and financing of future additions to utility plant can be found elsewhere in this report in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NOTE 12.  PROPOSED MERGER OF THE COMPANY:

     WPL Holdings, Inc. ("WPLH"), IES Industries Inc. ("IES"), and Interstate Power Company ("IPC") have entered into an Agreement and Plan of Merger ("Merger Agreement"), dated November 10, 1995, providing for: a) IPC becoming a wholly-owned subsidiary of WPLH, and b) the merger of IES with and into WPLH, which merger will result in the combination of IES and WPLH as a single holding company (collectively, the "Proposed Merger"). The new holding company will be named Interstate Energy Corporation ("Interstate Energy"). The Proposed Merger, which will be accounted for as a pooling of interests, has been approved by the respective Boards of Directors. It is still subject to approval by the shareholders of each company as well as several federal and state regulatory agencies. The companies expect to receive the shareholder approvals in the second quarter of 1996 and the regulatory approvals by the second quarter of 1997.

     The operating revenues, net income from continuing operations and total assets of the companies were as follows:

                                                                                    PRO FORMA
                                                                                     COMBINED
                                               WPLH          IES          IPC       (UNAUDITED)
                                            ----------    ----------    --------    ----------
        1995 Operating revenues..........   $  807,255    $  851,010    $318,542    $1,976,807
        1995 Income from continuing
          operations.....................   $   71,618    $   64,176    $ 25,198    $  160,992
        Assets at December 31, 1995......   $1,872,414    $1,985,591    $634,316    $4,492,321

     Under the terms of the Merger Agreement, the outstanding shares of WPLH's common stock will remain unchanged and outstanding as shares of Interstate Energy. Each outstanding share of IES common stock will be converted to .98 shares of Interstate Energy's common stock. Each share of IPC's common stock will be converted to 1.11 shares of Interstate Energy's common stock. It is anticipated that Interstate Energy will retain WPLH's common share dividend payment level as of the effective time of the merger. On January 24, 1996, the Board of Directors of WPLH declared a quarterly dividend of 49.25 cents per share. This represents an annual rate of $1.97 per share.

     IES is a holding company headquartered in Cedar Rapids, Iowa, and is the parent company of IES Utilities Inc. ("IES Utilities") and IES Diversified Inc. ("IES Diversified"). IES Utilities supplies electric and gas service to approximately 333,000 and 174,000 customers, respectively, in Iowa. IES Diversified and its principal subsidiaries are primarily engaged in the energy-related, transportation and real estate development businesses. IPC, an operating public utility headquartered in Dubuque, Iowa, supplies electric and gas service

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN THOUSANDS EXCEPT AS OTHERWISE INDICATED)

NOTE 12. PROPOSED MERGER OF THE COMPANY: (CONTINUED) to approximately 163,000 and 49,000 customers, respectively, in northeast Iowa, northwest Illinois and southern Minnesota.

     Interstate Energy will be the parent company of WP&L, IES Utilities and IPC and will be registered under the Public Utility Holding Company Act of 1935, as amended ("1935 Act"). The Merger Agreement provides that these operating utility companies will continue to operate as separate entities for a minimum of three years beyond the effective date of the merger. In addition, the non-utility operations of WPLH and IES will be combined shortly after the effective date of the merger under one entity to manage the diversified operations of Interstate Energy. The corporate headquarters of Interstate Energy will be in Madison.

     The Securities and Exchange Commission (the "SEC") historically has interpreted the 1935 Act to preclude registered holding companies, with limited exceptions, from owning both electric and gas utility systems. Although the SEC has recently recommended that registered holding companies be allowed to hold both gas and electric utility operations if the affected states agree, it remains possible that the SEC may require as a condition to its approval of the Proposed Merger that WPLH, IES and IPC divest their gas utility properties, and possibly certain non-utility ventures of WPLH and IES, within a reasonable time after the effective date of the Proposed Merger.

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN THOUSANDS EXCEPT AS OTHERWISE INDICATED)

NOTE 13.  SEGMENT INFORMATION:

     The following table sets forth certain information relating to the Company's consolidated operations:

                                                                   YEAR ENDED DECEMBER 31,
                                                            --------------------------------------
                                                               1995          1994          1993
                                                            ----------    ----------    ----------
Operation information:
  Customer revenues--
     Electric............................................   $  546,324    $  531,747    $  503,187
     Gas.................................................      139,165       151,931       137,270
     Water...............................................        4,183         4,133         3,927
Operating income (loss)--
     Electric............................................   $  137,171    $  121,136    $  118,785
     Gas.................................................       17,341        13,334        10,431
     Water...............................................        1,718         1,134           990
Investment information:
  Identifiable assets, including allocated common plant
     at December 31--
     Electric............................................   $1,226,789    $1,176,670    $1,170,010
     Gas.................................................      250,643       234,815       228,257
     Water...............................................       20,211        18,791        17,703
  Assets not allocated...................................      143,522       154,848       134,687
Other information:
  Construction and nuclear fuel expenditures--
     Electric............................................   $  122,297    $  103,420    $  139,805
     Gas.................................................       16,905        20,319        18,876
     Water...............................................        2,124         2,149         1,908
  Provision for depreciation and amortization--
     Electric............................................   $   71,379    $   64,695    $   53,398
     Gas.................................................        9,629         8,082         7,329
     Water...............................................          156           417           470

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN THOUSANDS EXCEPT AS OTHERWISE INDICATED)

NOTE 14.  CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED):

     The summarized quarterly financial data below were not audited by independent public accountants, but reflect all adjustments necessary, in the opinion of the Company, for a fair presentation of the data.

                                                           OPERATING    OPERATING
        QUARTER ENDED                                      REVENUES      INCOME      NET INCOME
        ------------------------------------------------   ---------    ---------    ----------
        1995:
          March 31......................................   $ 187,342     $29,879      $ 20,899
          June 30.......................................     149,557      16,814         8,846
          September 30..................................     165,481      29,062        21,124
          December 31...................................     187,292      34,591        24,473
        1994:
          March 31......................................   $ 203,251     $31,684      $ 26,633
          June 30.......................................     150,924      15,838        11,231
          September 30..................................     161,620      24,470        16,927
          December 31...................................     172,016      22,396        13,394

     The Company's business is influenced by seasonal weather conditions.

                             SHAREOWNER INFORMATION

MARKET INFORMATION

     The 4.50% series of preferred stock is listed on the American Stock Exchange, with the trading sysbol of Wis Pr. All other series of preferred stock are traded on the over-the-counter market. Seventy-two percent of the Company's individual preferred shareowners are Wisconsin residents.

DIVIDEND INFORMATION

     Preferred stock dividends paid per share for each quarter during 1995 were as follows:

SERIES     DIVIDEND     SERIES     DIVIDEND
- ------     --------     ------     --------
 4.40%      $ 1.10       4.96%     $   1.24
 4.50%      $1.125       6.20%     $   1.55
 4.76%      $ 1.19       6.50%     $ 0.4025
 4.80%      $ 1.20

     As authorized by the Wisconsin Power and Light Company Board of Directors, dividend record and payment dates normally are as follows:

                                 RECORD DATE             PAYMENT DATE
                        ------------------------------   ------------
                        February 28                      March 15
                        May 31                           June 15
                        August 31                        September 15
                        November 30                      December 15

STOCK TRANSFER AGENT AND REGISTRAR

     WPL Holdings, Inc.
     Shareowner Services
     P. O. Box 2568
     Madison, WI 53701-2568

FORM 10-K INFORMATION

     A copy of Form 10-K as filed with the Securities and Exchange Commission will be provided without charge upon request. Requests may be directed to Shareowner Services at the above address.

EXECUTIVE OFFICERS OF THE COMPANY

     ERROLL B. DAVIS, JR, 51, was elected President and Chief Executive Officer effective August 1, 1988 and has been a board member since April 1984. He had been Executive Vice President since May 1984, Vice President - Finance and Public Affairs since November 1982 and Vice President - Finance since August 1978. Mr. Davis was elected President of WPL Holdings, Inc. on January 17, 1990 and Chief Executive Officer of WPL Holdings, Inc. effective July 1, 1990. He has served as a director of WPL Holdings, Inc. since March 1988.

     EDWARD M. GLEASON, 55, was elected Corporate Secretary of WP&L and WPL Holdings, Inc. effective December 15, 1993. He was elected Vice President and Treasurer of WPL Holdings, Inc. effective October 3,

1993. He previously served as Vice President - Finance and Treasurer of WP&L since May 1986. Mr. Gleason functions as principal financial officer of WPL Holdings, Inc.

     A.J. (NINO) AMATO, 44, was appointed Senior Vice President effective October 3, 1993. He previously served as Vice President - Marketing and Strategic Planning since December 1992, Vice President - Marketing and Communications since January 1989 and Director of Electric Marketing and Customer Service since October 1988. He had been President of Forward Wisconsin, Inc. from 1987 to 1988.

     WILLIAM D. HARVEY, 46, was appointed Senior Vice President effective October 3, 1993. He previously served as Vice President - Natural Gas and General Counsel since August 1992, Vice President - General Counsel since October 1, 1990 and Vice President - Associate General Counsel since July 1986. Prior to joining the Company, he was a member of the law firm of Wheeler, Van Sickle, Anderson, Norman and Harvey.

     ELIOT G. PROTSCH, 42, was appointed Senior Vice President effective October 3, 1993. He previously served as Vice President - Customer Services and Sales since August 1992, Vice President and General Manager - Energy Services since January 1989 and District Manager, Dane County, since October 1986.

     DANIEL A. DOYLE, 37, was appointed Vice President -- Power Production on April 8, 1996. He previously served as Vice President - Finance, Controller and Treasurer since December 1994 and as Controller and Treasurer of WP&L since October 3, 1993. He served as Controller since July, 1992. Prior to joining the Company, he was Controller of Central Vermont Public Service Corporation since December 1988.

     DAVID E. ELLESTAD, 55, Vice President, was appointed Scholar in Residence at the University - Wisconsin-Platteville, effective January 15, 1995. His appointment is for a two year period. He previously served as Vice President - Electrical Engineering and Operations since August 1, 1992. He served as Vice President - Engineering and Operations since 1988; Vice President of Electrical Engineering and Procurement since January 1, 1986; Director of Electrical Engineering & Procurement since May 1985 and Director of Electrical Engineering since November 1979.

     SUSAN J. KOSMO, 49, was elected Assistant Controller on September 20, 1995. She had been Trust Investments and Investor Relations Supervisor in the Treasury Department since 1992 and Financial Relations Supervisor since 1989.

     DAVID A. RAMOS, 39, was elected Assistant Controller on January 23, 1995. He previously served the Company as Manager of Budgets, Rates and Cost Accounting since January 1994, Manager of Budgets and Rates since October 1992 and Manager of Rates and Financial Planning since January 1990.

     ROBERT A. RUSCH, 33, was elected Assistant Treasurer on September 20, 1995. He had been Financial Analyst in the Finance Department since April 1989.

     STEVEN F. PRICE, 43, was appointed Assistant Corporate Secretary on April 15, 1992. He had been Cash Management Supervisor since December 1987. He was also appointed Assistant Corporate Secretary and Assistant Treasurer of WPL Holdings, Inc. on April 15, 1992.

     JOSEPH E. SHEFCHEK, 39, was elected Assistant Vice President of Environmental Affairs and Research effective December 25, 1994. He previously served as Director of Environmental Affairs and Research since June 1991. Before joining the Company, he held various environmental engineering positions in private industry and government.

     BARBARA J. SWAN, 44, was elected Vice President - General Counsel effective December 25, 1994. She previously served as General Counsel since 1993 and Associate General Counsel from 1987 to 1993.

     PAMELA J. WEGNER, 48, was elected Vice President-Information Services and Administration on October 13, 1994. Prior to joining the Company, she was the Administrator of the Division of Finance and Program Management in the Wisconsin Department of Administration since 1987.

     KIM K. ZUHLKE, 42, was elected Vice President - Customer Services and Sales effective October 3, 1993. He previously served as Director of Marketing and Sales Services since 1991, Director of Market Research, Planning and Development since February 1990, Director of Customer Services since 1988 and District Manager at Beaver Dam since April 1984.

     NOTE: All ages are as of December 31, 1995. None of the executive officers listed above is related to any member of the Board of Directors or nominee for director of the Company.

     Executive officers of the Company have no definite terms of office and serve at the pleasure of the Board of Directors.

                                      LOGO

        TAKE THE RIMROCK ROAD EXIT #262 OR THE JOHN NOLEN DR. EXIT #263
                         OFF AND ON HIGHWAY 12 AND 18.

[WISCONSIN POWER & LIGHT LOGO]


                  PROXY CARD AND ANNUAL MEETING RESERVATION

To All Wisconsin Power & Light Co. Shareowners:

You are invited to attend the Annual Meeting of Shareowners on Thursday, September 5, 1996, at 10:00 a.m. in the Exhibition Hall at the Dane County Exposition Center, 1881 Expo Mall, Madison, Wisconsin.

Attached below is your 1996 Wisconsin Power & Light Co. Proxy Card and Annual Meeting Luncheon Reservation Form. Please read both sides of the Proxy Card, note your election, sign and date it. Detach and return it promptly in the self-addressed enclosed envelope. We encourage you to vote your shares.

If you are attending the Annual Meeting and Luncheon, please complete, detach and return the Reservation Form with the signed proxy card in the enclosed envelope.

                                  IMPORTANT

You are urged to date and sign the enclosed proxy and return it promptly. This will help avoid any expenses associated with follow-up letters to shareowners who have not responded.


PLEASE CONTACT SHAREOWNER SERVICES AT 1-800-356-5343 TO CANCEL YOUR LUNCHEON RESERVATION.


                                                                                     SHAREOWNER INFORMATION NUMBERS

                                                                                     Local(Madison).................... 608-252-3110
                                                                                     All Other Areas..................1-800-365-5343

Please FOLD here and DETACH Reservation Form               Please FOLD here and DETACH Proxy Card
- ------------------------------------------------------------------------------------------------------------------------------------
                                                           1. ELECTION OF DIRECTORS:       2. PROPOSAL TO APPOINT
                                                           Nominees for terms ending          ARTHUR ANDERSEN LLP
                                                           in 1999.                           as independent auditors
                                                                                              for 1996.

                                                           Rockne G. Flowers
                                                           Katharine C. Lyall                 For  Against  Abstain
                                                           Henry C. Prange                      / /    / /     / /

                                                                   Withhold   For All
                                                           For All  For All   Except
                                                             / /     / /        / /

                                                           (*) TO WITHHOLD AUTHORITY
                                                               TO VOTE FOR ANY
                                                               INDIVIDUAL NOMINEE,
                                                               STRIKE A LINE THROUGH
                                                               THE NOMINEE'S NAME IN
                                                               THE LIST ABOVE AND MARK
                                                               AN (X) IN THE "FOR ALL
                                                               EXCEPT" BOX).

I (WE) WILL ATTEND THE ANNUAL MEETING LUNCHEON.
  Please list your name(s) and your guest(s) below:       P

  ________________________________________________        R

  ________________________________________________        O

  ________________________________________________        X
                                                                                                           IMPORTANT: When signing
  ________________________________________________        Y    Please date and                             as attorney, executor,
                                                               sign your name(s)                           administrator, trustee,
  You must return this stub if you are planning to             exactly as shown                            or guardian, please give
  attend the luncheon.                                         above and mail                              your full title as such.
                                                               promptly in the                             In the case of JOINT
                                                               enclosed envelope.                          HOLDERS, all should sign.

                                                                                _________________________________DATED:____________


                                                                                _________________________________DATED:____________
                                                                                             Signature


[WISCONSIN POWER & LIGHT LOGO]

                ANNUAL MEETING OF SHAREOWNERS - APRIL 23, 1996

        The undersigned appoints Erroll B. Davis, Jr. and Edward M. Gleason, or either of them, attorneys and proxies, with power of substitution, to vote all shares of preferred stock of Wisconsin Power and Light Company of record in the name of the undersigned at the close of business on February 27, 1996, at the Annual Meeting of Shareowners of the Company, to be held in the Exhibition Hall at the Dane County Exposition Center, Madison, Wisconsin, on April 23, 1996, at 10:00 a.m., and at all adjournments thereof, upon matters that may properly come before the meeting, including matters described in the Company's Notice of Annual Meeting of Shareowners and Proxy Statement dated March 7, 1996, subject to any directions indicated on the reverse side of this card.

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WISCONSIN POWER
                              AND LIGHT COMPANY.

     IF NO CHOICE IS SPECIFIED, THE PROXIES SHALL VOTE FOR THE PROPOSALS.

           (continued and to be signed and dated on the other side)